UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐     Soliciting Material under § 240.14a-12

Vector Group Ltd.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
BOARD PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
2022 SUMMARY COMPENSATION TABLE
CEO PAY RATIO
PAY VERSUS PERFORMANCE
GRANTS OF PLAN-BASED AWARDS IN 2022
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2022
PENSION BENEFITS AT 2022 FISCAL YEAR END
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BOARD PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
BOARD PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 -- ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTE
PROPOSAL 5 -- APPROVAL OF THE COMPANY'S 2023 MANAGEMENT INCENTIVE PLAN
PROPOSAL 6 -- ADVISORY VOTE ON STOCKHOLDER PROPOSAL - INDEPENDENT BOARD CHAIRMAN
MISCELLANEOUS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNEX A

VECTOR GROUP LTD.
4400 Biscayne Blvd.
Miami, Florida 33137
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 26, 2023
To the Stockholders of Vector Group Ltd.:
The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”), will be held on Wednesday, July 26, 2023 at 10:00 a.m. eastern time, and at any postponement or adjournment thereof, for the following purposes:
1. To elect nine directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;
2. To hold an advisory vote on executive compensation (the “say on pay vote”);
3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
4.     To hold an advisory vote on the frequency of say on pay vote;
5.    To approve the Company's 2023 Management Incentive Plan;
6.    To consider a stockholder proposal that requests the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director; and
7. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You may attend the virtual Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245. You will need the 11-digit control number printed on your proxy card to participate in the Annual Meeting and to enter the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you will receive and the meeting password, vector2023. If you are a "beneficial owner," also known as a "street name" holder, please see "Registering to Attend the Virtual Annual Meeting as a Beneficial Owner." We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.

Every holder of record of Common Stock of the Company at the close of business on June 2, 2023 (the "record date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, at the annual meeting or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from July 12, 2023 to July 26, 2023, at the headquarters and principal executive offices of the Company located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The list will also be available at https://web.lumiagm.com/254176245 during the virtual Annual Meeting. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2022 are enclosed herewith.

REMEMBERING OUR COLLEAGUE AND FRIEND STANLEY ARKIN

In 2023, we mourned the death of our esteemed colleague, fellow director and friend, Stanley S. Arkin. Mr. Arkin proudly served on Vector’s Board from 2011 to 2022 and was a valued member of our Compensation and Human Capital Committee and Corporate Responsibility and Governance Committee.
Mr. Arkin’s distinguished legal career spanned more than a half a century and he was often referred to as a “Lion of the bar.” During his career, he was committed to protecting civil liberties, even in the midst of the most difficult cases involving powerful adversaries. With zeal and determination, Mr. Arkin defended an array of clients – from prominent figures to those with less notoriety. Above all, Mr. Arkin viewed his client’s rights at law and equity as sacrosanct and was willing to enter any fight to protect them. We share in the loss of all of those who loved and respected Stanley, and we will miss him tremendously.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Miami, Florida
June 16, 2023

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
4400 Biscayne Boulevard
Miami, Florida 33137
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

INTRODUCTION
The board of directors (the "Board") of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”), is soliciting the proxy accompanying the proxy statement for use at the annual meeting of stockholders to be held virtually via the Internet on Wednesday, July 26, 2023, at 10:00 a.m., eastern time, and at any postponement or adjournment. The Company’s principal executive offices are located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, and its telephone number is (305) 579-8000.
We have determined that the annual meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You may attend the annual meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245 by entering the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you will receive and the meeting password, vector2023. You will need the 11-digit control number printed on your proxy card to participate in the annual meeting. If you are a "beneficial owner," also known as a "street name" holder, please see "Registering to Attend the Virtual Annual Meeting as a Beneficial Owner." You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.
Whether or not you expect to attend the virtual meeting, please sign and return the enclosed proxy as soon as possible in the enclosed postage pre-paid envelope.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Every holder of record of Common Stock of the Company at the close of business on June 2, 2023 is entitled to notice of the meeting and any adjournments or postponements and to cast, at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 155,934,987 shares of Common Stock.
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used "Notice and Access" in accordance with a rule of the Securities and Exchange Commission ("SEC") that permits us to provide proxy materials to our stockholders over the Internet. On June 16, 2023, we will send a Notice of Internet Availability of Proxy Materials (a "Notice") to certain of our stockholders containing instructions on how to access our proxy materials online. Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of Electronic Proxy Card and Annual Report on Form 10-K are available for viewing online at http://www.astproxyportal.com/ast/03819/. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of your proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Stockholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2022 Annual Report to stockholders which will be sent on June 16, 2023.
Any stockholder who has given a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at, or prior to the annual meeting, to Marc N. Bell, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.
The presence at the annual meeting or representation by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. The affirmative vote of holders of a majority of the votes cast, excluding abstentions and broker non-votes, is required for the election of each director. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the advisory approval of the say on pay vote, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the advisory approval of the frequency of holding the say on pay vote, the approval of the Company's 2023 Management Incentive Plan, and the stockholder's advisory proposal requesting the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director, while abstentions will have the effect of votes against each such matter and broker non-votes will have no effect on such matters.
    Except for the ratification of the Company's independent registered accounting firm, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the "broker non-votes" may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.
    All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted "FOR" the election of the Board’s nominees as directors, the advisory say on pay vote, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the approval of the Company's 2023 Management Incentive Plan, for "ONE YEAR" for the advisory approval to hold the frequency of holding the say on pay vote and "AGAINST" the stockholder's advisory proposal requesting the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 2, 2023, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:
•each person known to the Company to own beneficially more than five percent of the Common Stock;
•each of the Company’s directors and nominees;
•each of the Company’s named executive officers shown in the Summary Compensation Table below; and
•all directors and executive officers as a group.
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted, the business address of each listed beneficial owner is c/o Vector Group Ltd., 4400 Biscayne Boulevard, Miami, Florida 33137.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	21,667,389	13.90%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	17,474,436	11.21%
Dr. Phillip Frost (3) 4400 Biscayne Boulevard Miami, FL 33137	14,763,520	9.47%
Capital Research Global Investors (4) 333 South Hope Street, 55th Fl, Los Angeles, CA 90071	8,299,140	5.32%
Howard M. Lorber (5) (6) (7)	7,654,711	4.85%
Richard J. Lampen (6) (7) (8) (9)	1,375,176	(*)
Henry C. Beinstein (6) (11)	150,851	(*)
Ronald J. Bernstein (6)	25,630	(*)
Paul V. Carlucci (6)	23,393	(*)
Bennett S. LeBow (6) (10)	347,304	(*)
Jean E. Sharpe (6) (12)	156,835	(*)
Barry Watkins (6)	21,673	(*)
Wilson L. White (6)	11,000	(*)
J. Bryant Kirkland III (7) (13)	783,441	(*)
Marc N. Bell (7) (13)	662,466	(*)
J. David Ballard (7) (14)	72,252	(*)
Nicholas P. Anson (15) (16)	50,435	(*)
All directors and executive officers as a group (13 persons)	11,335,167	7.14%
___________________________
(*) The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)    Based on Schedule 13F-HR filed by BlackRock, Inc. with the Securities and Exchange Commission on May 12, 2023.
(2) Based on Schedule 13F-HR filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on May 15, 2023.
(3)    Based upon Schedule 13-D/A filed by Dr. Frost with the SEC on December 10, 2019, which reports ownership of 14,746,422 shares of Common Stock owned by Frost Gamma Investments Trust (“Frost Gamma Trust”), a trust organized under Florida law. Dr. Frost is the sole trustee of Frost Gamma Trust. As the sole trustee, Dr. Frost may be deemed the beneficial owner of all shares owned by Frost Gamma Trust, by virtue of his shared power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by these trusts. Frost Gamma Limited Partnership (“Frost Gamma LP”) is the sole and exclusive beneficiary of Frost Gamma Trust. Dr. Frost is one of two limited partners of Frost Gamma LP. The general partner of Frost Gamma LP is Frost Gamma, Inc. Includes 17,098 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.
(4)    Based on Schedule 13-G/A filed by Capital Research Global Investors ("CRGI") with the SEC on February 13, 2023. CRGI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CRGI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital Research Global Investors."
(5)    Includes 3,240,159 shares (1,512,500 of which are subject to vesting restrictions) of Common Stock held directly by Mr. Lorber, 2,629,035 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership and 19 shares in an Individual Retirement Account. Mr. Lorber's beneficial ownership also includes 1,785,498 shares of Common Stock that may be acquired by him within 60 days upon exercise of options. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnership and by himself. Lorber Alpha II, LLC, a Delaware limited liability company, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the managing member of Lorber Alpha II, LLC. Mr. Lorber disclaims beneficial ownership of 12,502 shares of Common Stock held by Lorber Charitable Fund, which are not included. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(6)    The named individual is a director of the Company.
(7)    The named individual is an executive officer of the Company.
(8) Includes 6,179 shares held by Mr. Lampen's spouse, as to which Mr. Lampen disclaims beneficial ownership.
(9)    Includes 453,750 shares subject to vesting restrictions and 446,370 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of the record date.
(10)    Includes 339,804 common shares held by Mr. LeBow that are pledged to collateralize a margin loan.
(11)    Includes 878 shares beneficially owned by Mr. Beinstein's spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
(12) Includes 149,335 shares held by Wisdom Living Trust, of which Ms. Sharpe is a trustee and primary beneficiary.
(13)    Includes 250,000 shares subject to vesting restrictions and 267,818 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.
(14) Includes 55,000 shares subject to vesting restrictions.
(15) Includes 45,000 shares subject to vesting restrictions.
(16)    The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands LLC and Liggett Group LLC.

EXECUTIVE OFFICERS OF THE COMPANY
Information regarding each of the executive officers of the Company, including name, age, positions and offices held with the Company, and term of office as an officer of the Company, is provided in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

BOARD PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS
The Company's Bylaws provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at nine. The present term of office of all directors will expire at the 2023 annual meeting. Nine directors are to be elected at the 2023 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
The affirmative vote of the holders of a majority of the votes cast, excluding abstentions and broker non-votes, is required to elect each nominee for director. If a nominee for director does not receive a majority of the votes cast, then that director will promptly tender a resignation notice to the Board, which will, on the recommendation of the corporate responsibility and nominating committee, consider whether to accept or reject the tendered resignation.
The Board of Directors recommends that stockholders vote “FOR” election of the nominees named below.
Information with Respect to Nominees
The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name	Age	Principal Occupation
Bennett S. LeBow	85	Chairman of the Board; Private Investor
Howard M. Lorber	74	President and Chief Executive Officer
Richard J. Lampen	69	Executive Vice President and Chief Operating Officer
Henry C. Beinstein	80	Partner, Gagnon Securities LLC
Ronald J. Bernstein	70	Non-Executive Chairman of the Board of Managers of Liggett Vector Brands LLC and Senior Advisor to Liggett Group LLC
Paul V. Carlucci	75	Private Investor
Jean E. Sharpe	76	Private Investor
Barry Watkins	58	CEO of Clairvoyant Media Strategies
Wilson L. White	42	Vice President of Government Affairs and Public Policy, Google

Business Experience and Qualifications of Nominees
The Company believes that the combination of the various qualifications, skills and experiences of its directors contribute to an effective and well-functioning board and that individually and, as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and provide quality advice to the Company’s management. Details regarding the experience and qualifications of the directors are set forth below.
Bennett S. LeBow is the Chairman of the Company’s Board and has been a director of the Company since October 1986. Mr. LeBow, currently a private investor, served as the Company's Chairman and Chief Executive Officer from June 1990 to December 2005 and Executive Chairman from January 2006 until his retirement on December 30, 2008. Mr. LeBow’s pertinent experience, qualifications, attributes and skills include his decades of experience as an investor and the knowledge and experience in the tobacco industry he has attained through his service as the Company's CEO from 1990 to 2005 and as Chairman of the Board since 1990.
Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006. He served as President and Chief Operating Officer of the Company from January 2001 to December 2005 and has served as a director of the Company since January 2001. Mr. Lorber also serves as Chairman of the Board of Directors, President and Chief Executive Officer of Douglas Elliman Inc. (NYSE:DOUG), the sixth-largest residential real estate brokerage company in the United States and as Executive Chairman of its subsidiary, Douglas Elliman Realty, LLC. Mr. Lorber was Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; Chairman of the Board of Directors since 1987 and CEO from November 1993 to December 2006 of Nathan’s Famous, Inc., a chain of fast food restaurants; and a Director of Clipper Realty, Inc., a real estate investment trust, since July 2015. Mr. Lorber was a member of the Board of Directors of Morgans Hotel Group Co. from March 2015 until November 2016, and Chairman from May 2015 to November 2016 and was Chairman of the Board of Ladenburg Thalmann Financial Services from May 2001 to July 2006 and Vice Chairman from July 2006 to February 2020. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include the knowledge and experience in the tobacco and real estate industries he has attained through his service as our President and CEO and a member of our Board of Directors since 2001 as well as his service as a director of other publicly traded corporations.
Richard J. Lampen was appointed our Chief Operating Officer on January 14, 2021 and has served as our Executive Vice President since 1995. Mr. Lampen was elected to the Board in January 2021 in connection with his appointment as COO. Mr. Lampen also serves as Executive Vice President and COO and as a member of the Board of Directors of Douglas Elliman (NYSE:DOUG), and as a member of the Board of Managers of its subsidiary, Douglas Elliman Realty, LLC. From September 2006 to February 2020, he served as President and CEO as well as a director of Ladenburg Thalmann Financial Services ("LTS") prior to its acquisition by Advisor Group, a portfolio company of Reverence Capital Partners. Mr. Lampen also served as Chairman of LTS from September 2018 to February 2020. From October 2008 to October 2019, Mr. Lampen served as President and CEO as well as a director of Castle Brands Inc. prior to its acquisition by Pernod Ricard. Mr. Lampen's pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience in the real estate and tobacco industry he has attained through his service to our business since 1995 as well as his service as CEO of LTS and Castle Brands Inc. and as a director of other publicly traded corporations.
Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer and FINRA member firm, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein also served as a director of LTS and Castle Brands Inc., prior to the sale of these companies in February 2020 and October 2019, respectively. Mr. Beinstein has been licensed as a Certified Public Accountant in the state of New York since 1968. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of the Company and other publicly traded corporations.
Ronald J. Bernstein has been a director of the Company since March 2004. Until his retirement on March 31, 2020, Mr. Bernstein had served as President and CEO of Liggett Group LLC, an indirect subsidiary of the Company, since September 2000 and of Liggett Vector Brands LLC, an indirect subsidiary of the Company, since March 2002. On April 1, 2020, he became Non-Executive Chairman of Liggett Vector Brands and Senior Advisor to Liggett Group LLC. From July 1996 to

December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer. Mr. Bernstein’s pertinent experience, qualifications, attributes and skills include the knowledge and experience in the tobacco industry, which is the primary contributor to the Company's earnings, he has attained through his employment by our tobacco subsidiaries since 1991.
Paul V. Carlucci has been a director of the Company since March 2018 and was the Chairman and CEO of News America Marketing, a subsidiary of News Corporation (NASDAQ: NWSA) and a single-source provider of consumer advertising and promotional services, from October 1997 until his retirement in June 2014. He also served as publisher of the New York Post from September 2005 to September 2012 and was a member of the Executive Committee of News Corporation from October 1996 until his retirement in June 2014. He continued to serve as a consultant to News Corporation until June 2017. He was also President and CEO of News America Publishing, Inc. (the parent company of TV Guide, Weekly Standard and News America New Media), and has held executive positions in Caldor, Inc., a 175-store general merchandise chain, RH Macy’s and the New York Daily News. He has also served on the Boards of Directors of Herald Media, Inc., the American Jewish Committee, the Children’s Miracle Network and the Guardian Angels. Mr. Carlucci’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an executive officer of large media corporations and his expertise in marketing and communications involving various industries, including the U.S. tobacco industry.
Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993. Ms. Sharpe has been a member of the New York State Bar Association since 1979. Ms. Sharpe’s pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience she attained from serving as our general counsel from 1988 until 1993 and her service as a director of the Company.
Barry Watkins has been a director of the Company since March 2018 and has been CEO of Clairvoyant Media Strategies, one of the country's most in-demand media training companies, since 2018. From 1997 to November 2017, Mr. Watkins was head of communications for Madison Square Garden Company L.P. ("MSG") and served as Executive Vice President and Chief Communications Officer from 2010 until November 2017. In his role, Mr. Watkins oversaw MSG's communications and government relations activities, as well as its extensive philanthropic efforts, and, from 2010 to 2014, the human resources department of the MSG companies. Since 2014, Mr. Watkins has also served as Chairman of the Garden of Dreams Foundation, a non-profit organization that works with the MSG companies (including their successors) to positively impact the lives of children facing obstacles. The pertinent experience, qualifications, attributes and skills of Mr. Watkins include his managerial experience as well as the knowledge and experience in communications, government relations and human resources that he attained through his service as an executive officer of publicly traded corporations.
Wilson L. White has been a director of the Company since June 2021. Mr. White currently serves as Vice President of Government Affairs and Public Policy at Google, a subsidiary of Alphabet Inc. (NASDAQ:GOOG, NASDAQ:GOOGL), where he is the global policy lead for Google’s Android, Hardware and Advanced Research business units. Mr. White also serves as a member of the Board of Directors of Douglas Elliman (NYSE:DOUG). In addition to his employment at Google, Mr. White is engaged in numerous philanthropic and community activities. He served, until 2022, as Board Chair of the Black Bank Fund, which aims to raise and invest $250 million into Black banks throughout the United States by 2025. Mr. White also serves on the Boards of the University of North Carolina School of Law Foundation and the South Carolina Governor’s School for Science & Mathematics Foundation. Mr. White earned a Bachelor of Science in Computer Engineering from North Carolina State University, where he was a Park Scholar, and received his Juris Doctor, with honors, from the University of North Carolina at Chapel Hill. Prior to being named to his current position in 2013, he served as Patent Litigation Counsel at Google from 2011 to 2013 and was a Senior Associate at Kilpatrick Townsend & Stockton LLP from 2007 to 2011. He also served as a judicial law clerk to the Honorable Alexander Williams, Jr. of the U.S. District Court of Maryland from 2006 to 2007. Mr. White has achieved the designation of NACD Directorship Certification, which is the premier director designation available in the United States and has also earned his NACD CERT in Cybersecurity Oversight. In addition to Mr. White's NACD Directorship Certification and NACD CERT in Cybersecurity Oversight, his pertinent experience, qualifications, attributes and skills include a strong background in computer engineering and the technology and legal sectors.

Board of Directors and Committees
The Board held four meetings in 2022 and currently has nine directors. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee on which the director served as a member during such period. To ensure free and open discussion and communication among the independent directors of the Board, the independent directors meet in executive sessions periodically, with no members of management present. The Board met in two executive sessions in 2022 and Ms. Sharpe, as chair of the corporate responsibility and nominating committee, presided over such sessions.
The Company’s corporate governance guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate considering the Company’s circumstances from time to time. Two different directors presently hold the roles of CEO and Chairman of the Board. The CEO is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, reviews the agenda for Board meetings and presides over meetings of the full Board.
The Board oversees the risks that could affect the Company through its committees and reports from officers responsible for particular risks within the Company.
The Board has four committees established in accordance with the Company’s Bylaws: an executive committee, an audit committee, a compensation and human capital committee and a corporate responsibility and nominating committee. The Board has determined that, other than Ronald J. Bernstein, the Company’s non-employee directors (Henry C. Beinstein, Paul V. Carlucci, Bennett S. LeBow, Jean E. Sharpe, Barry Watkins and Wilson L. White) have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation and human capital committee and corporate responsibility and nominating committee meets the New York Stock Exchange listing standards for independence.
The executive committee, whose members are presently Messrs. LeBow, chairman, and Lorber, did not meet in 2022. The executive committee exercises, in the intervals between meetings of the Board, all the powers of the Board in the management and affairs of the Company, except for matters expressly reserved by law for Board action.
The audit committee, whose members are presently Messrs. Beinstein, chairman, Carlucci and White; and Ms. Sharpe, met five times in 2022. The audit committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meets periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, cybersecurity, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the Board’s primary risk oversight has been assigned to the audit committee, the full Board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Board and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The committee is also responsible for overseeing the Company's quantitative disclosures relating to its policies, procedures and programs designed to promote and monitor environmental sustainability, to the extent applicable. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report.” Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the SEC. The Board has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the SEC. Mr. White holds a certification as an NACD CERT in Cybersecurity Oversight and the Board has determined that he is a cybersecurity expert.
The compensation and human capital committee, whose members are presently Mr. Carlucci and Ms. Sharpe, met twice in 2022. Prior to the Board's acceptance of Mr. Stanley S. Arkin's resignation as a member of the Board in December 2022, Mr. Arkin served as chair of the compensation and human capital committee. The Board is currently evaluating the appointment of a new chair of the compensation and human capital committee. The compensation and human capital committee is governed by a written charter. The compensation and human capital committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation and human capital committee with its responsibilities, the compensation and human capital committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. Commencing in June 2019, the compensation and human capital committee engaged FTI Consulting, Inc. to provide consulting services with respect to the Company's compensation program in the 2020 and subsequent compensation years. Since 2020, the compensation and human capital committee has directed FTI Consulting to benchmark the Company's compensation practices and structures against competitors. The compensation and human capital committee has assessed the independence of FTI Consulting pursuant to SEC and New York Stock Exchange rules and concluded that work performed by FTI Consulting for the compensation and human capital committee does not raise any conflict of interest. The compensation and human capital committee reviews, approves and administers management compensation and executive compensation plans and is responsible for management development and succession planning, overseeing human capital management initiatives (including diversity and inclusion), overseeing the Executive Compensation Clawback Policy and overseeing stockholder communications and engagement efforts with stockholders on executive compensation. The compensation and human capital committee also administers the Company’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”), the Senior Executive Incentive Compensation Plan (the “Bonus Plan”) and the 2014 Management Incentive Plan (the “2014 Plan”). Subject to the approval of the Company's stockholders at the 2023 annual meeting, the compensation and human capital committee will also administer the Company's 2023 Management Incentive Plan. See “Compensation Discussion and Analysis” for more information.
The corporate responsibility and nominating committee, whose members are presently Ms. Sharpe, chair, and Messrs. Beinstein and Watkins, met once in 2022. Prior to the Board's acceptance of Mr. Stanley S. Arkin's resignation as a member of the Board in December 2022, Mr. Arkin served as a member of the corporate responsibility and nominating committee. The corporate responsibility and nominating committee is governed by a written charter. The corporate responsibility and nominating committee is responsible for the oversight of risks relating to Board succession planning. The corporate responsibility and nominating committee assists the Board in identifying individuals qualified to become directors and recommends to the Board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the Board the corporate governance guidelines and code of business conduct and ethics applicable to the Company, and oversees the evaluation of the Board and management. The corporate responsibility and nominating committee is also responsible for reviewing issues raised by the Company's stakeholders, including issues involving social and community engagement and environmental sustainability. In recommending candidates for the Board, the corporate responsibility and nominating committee takes into consideration applicable to independence criteria and the following criteria established by the Board in the Company’s corporate governance guidelines:
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background, experience and other demographics.
The corporate responsibility and nominating committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The composition of our current Board includes both gender and racial diversity.
The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The corporate responsibility and nominating committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to Marc N. Bell, the secretary of the Company, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.
Corporate Governance Updates
In June 2019, the Board asked management and outside counsel to review the Company's governance practices and propose enhancements that align with market better-practices. Although this review remains ongoing, in December 2022, the Board adopted a number of updates to the Company's corporate governance guidelines as well as its audit committee and corporate responsibility and nominating committee charters to formally assign responsibility for Environment, Social and Governance ("ESG") matters to the corporate responsibility and nominating committee with input from the audit committee related to measurement of climate-related information in response to proposed Climate-Related Disclosure Rules from the SEC. Further, the Board approved certain amendments to the Company's Bylaws in April 2022 to adopt a majority voting standard for director elections and, in December 2022, to clarify the procedural mechanics in connection with stockholder nomination of directors. This followed the Board's action, in March 2020, to approve certain other amendments to the Company’s Bylaws to, among other things, adopt a market-standard proxy access bylaw. Proxy access permits a stockholder (or a group of up to 20 stockholders), owning at least three percent of the Company's outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company's proxy materials, director nominees constituting the greater of two directors or twenty percent of the total number of directors of the Company, provided the stockholder or group of stockholders and nominees satisfy the requirements set forth in Section 14 of Article II of the Company's Bylaws.
Under the Company's Equity Retention and Hedging Policy, adopted in January 2013 and amended in April 2020, each executive officer is required to retain at least 25% (after taxes and exercise costs) of shares of Common Stock acquired by them under an incentive equity or option award granted to them after January 1, 2013 (“Award Shares”) and executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging.
For both executive officers and directors, prohibited activities under the Company's Equity Retention and Hedging Policy include:
•Trading in publicly traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

In 2020, the Board approved a number of updates to the Company’s corporate governance guidelines and Code of Business Ethics. In addition, both the compensation and human capital committee and the corporate responsibility and nominating committee adopted revised charters in 2020. In 2021, the Board approved a number of updates to the Company's Audit Committee Charter, which delegated the audit committee with oversight over cybersecurity and data privacy risks. In 2022, the Board a number of updates to the Company's corporate governance guidelines and corporate responsibility and nominating committee charter to formally assign responsibility for ESG matters to the corporate responsibility and nominating committee with input from the audit committee related to measurement of climate-related information in response to proposed Climate-Related Disclosure Rules from the SEC.
The Company’s corporate governance guidelines, Codes of Business Conduct and Ethics, Equity Retention, Hedging and Pledging Policy, Stock Ownership Guidelines, Executive Compensation Clawback Policy and current copies of the charters of the Company’s audit committee, compensation and human capital committee, and corporate responsibility and nominating committee are all available in the investor relations section of the Company’s website (http://www.vectorgroupltd.com/investor-relations/corporate-governance/) and are also available in print to any stockholder who requests them.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
In 2022, Vector created incremental stockholder value and delivered strong outperformance relative to its peers and the broader market, evidenced by a 11.63% total return for the year versus negative 18.13% for the S&P 500, negative 16.15% for the S&P SmallCap 600, and negative 11.75% for the NYSE ARCA Tobacco Index.
After the Company’s board created significant stockholder value by successfully completing the distribution of Douglas Elliman in December 2021, the Company’s Tobacco Segment continued to capitalize on opportunities in the discount cigarette segment, while leveraging our value brand portfolio and broad national distribution to meet evolving market demands. Consequently, in 2022, the Company reported record Tobacco Segment revenues in 2022 after increasing its wholesale market share from 4.1% in 2021 to 5.4% in 2022.

Response to Previous Say on Pay Vote Results
At the 2022 annual meeting of stockholders, the Company held its annual say on pay vote and approximately 43.9% of the Company's stockholders voted in favor of the advisory proposal. The Company's compensation and human capital committee thoughtfully considered the result of the 2022 vote in conducting the ongoing review and oversight of our compensation practices. We value our stockholders’ perspectives and have continued our expanded outreach to stockholders to solicit their feedback.
As part of this commitment, the Company regularly requests meetings with each institutional stockholder owning more than two percent (2%) of our Common Stock. When appropriate, the engagement team includes independent directors and feedback received is conveyed to the Board and relevant committees. The table below summarizes our history of responsiveness to stockholder feedback.
In response to stockholder feedback received specifically related to their strong preference for (i) performance-based equity awards to be included as a component for all NEOs, and (ii) performance-based equity awards to incorporate a three-year performance period, the compensation and human capital committee implemented changes as outlined in the following table. The table also outlines the Board's track record of responsiveness to stockholder feedback received in recent years.

WHAT WE HEARD	WHAT WE DID
Incorporate performance-based equity incentives for all NEOs
NEW for 2023: Increased percentage of performance-based awards for the CEO to comprise 60% of total compensation (up from 50% in 2022 and 50% in 2021)

NEW for 2023: Implemented performance-based awards for NEOs other than the CEO

Emphasis on long-term incentives	NEW for 2023: Implemented performance-based equity awards for all NEOs with a 3-year performance period.
Benchmark against relevant industry peers	Reduced CEO and COO base salaries to reflect the distribution of Douglas Elliman (2022) Adjusted peer group after distribution of Douglas Elliman (2022)
Align interest with long-term stockholders
Updated executive stock retention policy (2020)

NEW for 2023: Increased at-risk compensation (2023)

NEW for 2023: Redesigned equity plan to include several positive governance features that strengthen alignment with stockholder interests (see Proposal 5 - Approval of the Company’s 2023 Management Incentive Plan in this proxy statement)

Increase board diversity	Added a diverse, independent Director (2021)
Update corporate governance practices	Adopted proxy access (2020) Adopted majority voting standard for director election (2022)

Board Actions Explained
Performance-Based Incentives for all NEOs. In response to stockholder feedback that performance-based equity incentives should be an integral part of all NEOs compensation, beginning with the 2023 fiscal year compensation program the compensation and human capital committee designed and granted performance-based equity awards to all NEOs. As a result of its continuous focus on enhancing the compensation pay mix to better align with stockholder interests, for 2023, the compensation and human capital committee further enhanced the CEO's pay mix (as well as that of the COO, CFO and General Counsel) so that 60% of long-term equity compensation award was subject to performance-based vesting conditions (an increase from 50% in the case of the CEO). This increased focus on performance-based compensation follows the actions by the compensation and human capital committee in each of fiscal 2021 and 2022 to steadily increase the percentage of performance-vesting equity as a percentage of the CEO's long-term equity compensation award, with an increased focus on long-term equity incentive awards for the Company's COO, CFO and General Counsel.
Three Year Performance Periods for Performance-Based Equity Incentives. In alignment with stockholder preference for long-term performance periods, the compensation and human capital committee redesigned performance-based equity incentives to incorporate a three-year performance period for the performance-based equity incentives granted in 2023. Further, these awards were granted to all NEOs, not just the CEO as in prior years.
Appropriate Benchmarking. In response to stockholder feedback received in 2019 prior to the distribution of Douglas Elliman, despite at the time operating in two disparate industries, the compensation and human capital committee adopted a formal compensation benchmarking policy, as detailed in our prior proxy statements. The benchmarking analysis not only initially adopted a 14-company peer group (which has since been revised to reflect the changes in the Company's operations due to the distribution of Douglas Elliman) but also incorporated a comparison of compensation practices across the two industries. Following the distribution of Douglas Elliman in December 2021, the committee has adjusted the peer group to better reflect the companies in the tobacco and real estate industries and the companies with which we directly compete for talent. The revised peer group is discussed below in this section. Following the distribution, the compensation and human capital committee reduced the CEO's base salary from $3,426,270 to $1,837,500, effective January 1, 2022, and the COO's base salary from $1,250,000 to $650,000, effective January 1, 2022, to reflect each of Messrs. Lorber and Lampen will spend a portion of their business time serving as CEO and COO of Douglas Elliman.
Alignment of Interests. In recent years, the compensation and human capital committee has consistently increased its emphasis on performance-based incentives – cash and equity incentives – to ensure a steady increase in the at-risk compensation percentage. In line with these efforts, the at-risk percentage of CEO compensation has increased from 55.6% in 2012 to 85.0% in 2022. Further, our robust stock ownership guidelines, holding requirements, and our policy to prohibit hedging of Company Common Stock further align the interests of executives with those of long-term stockholders.
Increased Board Diversity. In June 2021, the Board appointed Wilson L. White, currently Vice President of Government Affairs and Public Policy at Google, to the Board. Mr. White has achieved the designation of NACD Directorship Certification, which is the premier director designation available in the United States and also earned his NACD CERT in Cybersecurity Oversight. With the addition of Mr. White in 2021, two of our directors identify as racially diverse.
Corporate Governance Updates. In response to stockholder feedback, the Board formally adopted a market-standard proxy access bylaw in March 2020. In addition, also in response to stockholder feedback, in April 2022, the Board adopted a majority voting standard for uncontested director elections, which applied to the election held at the 2022 annual meeting. In December 2022, the Board adopted a number of updates to the Company's corporate governance guidelines, audit committee charter and corporate responsibility and nominating committee charter to formally assign responsibility for ESG matters to the corporate responsibility and nominating committee with input from the audit committee related to measurement of climate-related information in response to proposed Climate-Related Disclosure Rules from the SEC.
Executive Compensation Philosophy
The Company’s overall compensation philosophy is intended to reward its executives with fully competitive compensation, while providing opportunities to reward outstanding performance and align the interests of our executives with those of stockholders. More specifically, the compensation and human capital committee’s primary objectives for our executive compensation program are:
•to ensure alignment of pay and performance against preset annual and long-term goals;
•to provide long-term and short-term incentives that pay out in alignment with stockholder value creation;
•to provide competitive levels of compensation; and
•to attract talented executives and retain them for the benefit of the Company and its subsidiaries.
The Company strives to achieve these objectives through a compensation structure that ensures a substantial portion of the executives’ overall compensation remains at risk with compensation earned only if pre-established performance goals are achieved.
Compensation After the Distribution of Douglas Elliman
Prior to the distribution of Douglas Elliman, Vector was a complex and diversified company that operated in two challenging industries – tobacco and real estate brokerage services. The compensation and human capital committee established levels of executive compensation it believed were appropriate and reflective of Vector’s well-established record of strong operating performance. Following the distribution, the base salary for the CEO was reduced from $3,426,270 to $1,837,500. The compensation and human capital committee also made appropriate changes to compensation for other executives, benchmarking pay against a revised peer group that focuses primarily on companies in the tobacco industry as well as other companies that Vector competes with for talent.
Compensation Practices Align with Stockholder Interests
Following the distribution of Douglas Elliman, the compensation and human capital committee’s executive compensation philosophy remained the same – therefore, changes implemented in recent years that align with stockholder feedback will continue to drive the design of our compensation program. In short, executive compensation will continue its focus on maximizing stockholder returns and delivering compensation in a manner that supports long-term value creation for the Company. Therefore, compensation for the Company’s named executive officers in 2022 remained substantially at-risk; annual incentive awards remained contingent upon the Company meeting various performance goals that are consistent with the Company’s business plan; and, for 2022, annual long-term equity incentive awards continued to be granted in the form of restricted stock awards that vest ratably over four years (with, in the case of the CEO, 50% of such award subject to performance-based vesting) to further align management with the interests of the Company’s long-term stockholders.

Another critical aspect that has remained unchanged is the compensation and human capital committee’s focus on compensation risk mitigation and its efforts to further align the interests of management with those of long-term stockholders. Since 2013, the Company has implemented significant enhancements to discourage excessive risk-taking by our executives, including adopting an Executive Compensation Clawback Policy, an Equity Retention and Hedging Policy that prohibits hedging by executive officers and requires executive officers to retain at least 25% (after taxes and exercise costs) of the shares of Common Stock acquired under an incentive, equity or option award granted to them after January 1, 2013 and Stock Ownership Guidelines that require each executive officer to hold a specified amount of Common Stock until normal retirement age. In addition, from 2013 to 2019, the Company's annual award of long-term equity compensation to its named executive officers (other than Mr. Anson) was in the form of stock options that cliff vest on the fourth anniversary of the date of grant. In 2020, 2021 and 2022, the Company granted restricted stock, which vests ratably over four years, to its named executive officers (other than Mr. Anson in 2020). These vesting schedules were chosen to incentivize executives to focus on long-term strategic directives.
Compensation Highlights

What we do	What we do not do
Pay for performance and align interests of executives with those of long-term stockholders	No single-trigger cash severance upon a change in control
Majority of executive pay is in the form of at-risk compensation	No repricing of stock options
Hold-until-retirement requirements applicable to 25% of all equity granted to executives	No hedging of stock permitted
Clawback policy — which provides for recoupment of previously earned incentives — is a precondition to receiving incentive-based compensation
Independent compensation consultant
Year-Over-Year Compensation Mix
As a result of the incremental compensation changes thoughtfully implemented each year, the Company's executive compensation mix has transitioned to being comprised significantly of at-risk compensation as compared to fixed compensation. The following charts illustrate the consistent shift of the compensation mix between fixed (i.e., base salary) and at-risk (i.e., annual cash bonus and long-term equity incentives) compensation elements for our CEO and the other named executive officers.

CEO Year-Over-Year Compensation Mix
In addition to becoming more at-risk, the CEO's compensation mix has also become more performance-based to increase alignment with stockholder interests. Specifically, as outlined above, the compensation and human capital committee has implemented changes to the structure of CEO compensation to require that 60% (increase from 50% in 2022) of his equity compensation will be denominated in performance-based equity. The chart below illustrates the significant increase in the CEO's target compensation being comprised of performance-based incentives:

Compensation Components
The key components of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus pursuant to the 2014 Plan, equity awards under the 2014 Plan and various benefits, including the Company’s Supplemental Retirement Plan, the Liggett Vector Brands Inc. Savings Plan (the “401(k) Plan”) and certain perquisites, including business and personal use of corporate aircraft by each of the CEO and COO. The employment agreements with the Company’s named executive officers also provide for severance compensation in the event of termination other than for cause during the term of the agreement or, in certain cases, following a change in control of the Company during the term of the agreements.
Base Salary
Base salaries for the Company’s named executive officers are established based on their overall business experience and managerial competence in their respective roles, as well as their personal contributions to the Company and are intended to provide competitive levels of fixed compensation. The compensation and human capital committee believes that executive base salaries should be set at competitive levels and reward our executives for our long-term outstanding performance with above-average total compensation. Base salaries are reviewed annually by the compensation and human capital committee, based on recommendations by the Company’s CEO with respect to the salaries of executive officers other than himself, and may be increased based on review of the Company's results and individual executive performance. As previously disclosed, following the successful distribution of Douglas Elliman, the base salaries for the CEO and COO were reduced to reflect that these executives devote a portion of their business time to Douglas Elliman. These reduced salaries are disclosed in the table below.

	Base Salary
	2021	2022	△ vs 2021
Howard M. Lorber	$3,426,270	$1,837,500	(46) %
Richard J. Lampen	$1,250,000	$650,000	(48) %
J. Bryant Kirkland III	$550,000	$575,000	5%
Marc N. Bell	$475,000	$500,000	5%
Nicholas P. Anson	$650,000	$650,000	None
Annual Incentive Awards
The Company's executive officers are eligible to earn annual cash incentive awards under the 2014 Plan. Prior to 2022, the compensation and human capital committee delegated to its subcommittee, which consisted of Mr. Carlucci and Mr. Stanley S. Arkin, a former member of the Board, the authority to select participants in the 2014 Plan, determine the amount of their annual award opportunities, select the applicable performance criteria and performance goals for each year, determine whether the performance goals for particular awards have been met and administer and interpret the 2014 Plan with respect to performance-based compensation. Effective in 2022, the compensation and human capital committee selects participants in the 2014 Plan, determines the amount of their annual award opportunities, selects the applicable performance criteria and performance goals for each year, determines whether the performance goals for particular awards have been met and administers and interprets the 2014 Plan with respect to performance-based compensation. An eligible executive may (but need not) be selected to receive annual incentive awards under the 2014 Plan.
In 2022, each of the Company's named executive officers participated in the annual cash incentive program under the 2014 Plan. For Messrs. Lorber, Lampen, Kirkland and Bell, the following performance metrics were established for 2022: 62.5% of the payment was based on adjusted earnings before interest and taxes, or Adjusted EBIT, as defined in the 2014 Plan, of Liggett; and 37.5% of the payment was based on distributions to stockholders of the Company. For Mr. Anson, the following performance metrics were established for 2022: 50% of the payment was based on Liggett Adjusted EBIT and 50% was based on Liggett Volume. The compensation and human capital committee selected Liggett Adjusted EBIT as a performance criterion for 2022 as it is commonly used to measure performance in the tobacco industry and Adjusted EBITA is commonly used to measure performance in the real estate brokerage industry; while selecting complementary metrics that incentivize management to seek strong stockholder returns and prioritize the Company's long-term performance.
For 2022, like 2021 and prior years and in accordance with the terms of their respective employment agreements, Messrs. Lorber, Lampen, Kirkland and Bell remained eligible to receive a target annual incentive opportunity of 100%, 75%, 33.33% and 25% of their respective base salaries. In 2022, Mr. Anson received a target annual incentive opportunity of 50% of his respective base salary. The Company did not increase the target percentage annual incentive opportunity for any of its named executive officers from the percentage set forth in each named executive officer’s employment agreements, as amended.
Depending on the level of achievement of the performance criteria, the actual annual incentive payments could exceed the target annual incentive amount for each of Messrs. Lorber, Lampen, Kirkland and Bell up to a maximum payout of 125% of target, whereas Mr. Anson's maximum payout is 200% of target (see “Grants of Plan-Based Awards in 2022”). The subcommittee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the annual incentive program granted under the 2014 Plan.
The 2022 performance necessary for Messrs. Lorber, Lampen, Kirkland, Bell and Anson to receive annual incentive awards at the target level were set at levels which were believed to be rigorous, but achievable, based on internal corporate plans.
For Messrs. Lorber, Lampen, Kirkland and Bell, the performance necessary to achieve the minimum, target or maximum awards in 2022 was as follows:
•percentages of the target cash incentive opportunity based on Liggett Adjusted EBIT were $300,000,000 (50%), $340,000,000 (100%), and $350,000,000 and above (125%); the actual Liggett Adjusted EBIT for 2022 were $355,539,000 resulting in a 125% payment on this metric; and,
•percentages of the target cash incentive opportunity based on cash dividends per share of the Company were $0.70 (50%), $0.80 (100%), and $0.90 and above (125%); the actual cash dividends paid in 2022 were $0.80 per share, resulting in a 100% payment on this metric.
For Mr. Anson, the performance necessary to achieve the minimum, target or maximum awards in 2022 was as follows:
•percentages of the target cash incentive opportunity based on Liggett Adjusted EBIT were $345,000,000 (100%) and $355,000,000 and above (200%); the actual Liggett Adjusted EBIT for 2022 were $355,539,000 resulting in a 200% payment on this metric; and
•percentages of the target cash incentive opportunity based on Liggett Volume (in billions of units) were 9.25 (100%), and 9.75 billion units (200%); the actual Liggett Volume was 10.349 billion resulting in a 200% payment on this metric.
Based on actual 2022 results compared to the established performance criteria, annual cash incentive payments equal to 115.625% of target amounts were achieved and awarded to Messrs. Lorber, Lampen, Kirkland and Bell and 200% for Mr. Anson.
Annual cash incentive payment amounts for achieving performance criteria in between the amounts listed above are determined by linear interpolation between the higher and lower amounts. The actual performance-based incentive payments made to the selected participants for the years ended December 31, 2020, 2021 and 2022 are set forth in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Annual incentive compensation earned by named executive officers after February 26, 2014 is subject to the Company's Executive Compensation Clawback Policy.

Following the distribution of Douglas Elliman and based off the reduced executive base salaries of Messrs. Lorber and Lampen, the annual incentive opportunities are disclosed in the table below (at 100% of target), based on the same target annual incentive opportunity, as a percentage of base salary, in 2021 and 2022.

		Target Annual Incentive Opportunity
	% of Base Salary	2021	2022	△ vs 2021
Howard M. Lorber	100%	$3,426,270	$1,837,500	(46) %
Richard J. Lampen	75%	$937,500	$487,500	(48) %
J. Bryant Kirkland III	33.33%	$183,315	$191,648	5%
Marc N. Bell	25%	$118,750	$125,000	5%
Nicholas P. Anson	50%	$325,000	$325,000	None
Equity Compensation
Long-term equity compensation is intended to provide a variable pay opportunity that rewards long-term performance by the Company and serves as a significant incentive to remain with the Company. In establishing long-term equity compensation awards, the compensation and human capital committee has considered the historical returns generated by the Company. In 2022, the Company's annual long-term equity compensation program for its named executive officers consisted of restricted stock awards.
On March 1, 2022, the compensation and human capital committee granted restricted stock awards to Messrs. Lorber (600,000 shares with 300,000 of such shares subject to performance based vesting conditions), Lampen (180,000 shares), Kirkland (100,000 shares), Bell (100,000 shares) and Anson (20,000 shares) to recognize past and current performance and to serve as a means of incentivizing and retaining these key employees. The restricted shares vest in four equal annual installments commencing on the first anniversary of the date of grant subject to continued employment through each vesting date subject to earlier vesting upon his death or disability, a termination of employment without cause or resignation for good reason or a change in control. Shares received in respect of the March 1, 2022 restricted stock grants will be subject to the Company's Equity Retention, Hedging and Pledging Policy. See “Equity Retention Policy.”
Performance-based compensation remains an important component of our compensation program and in response to stockholder feedback, the compensation and human capital committee adjusted the CEO's 2022 executive compensation pay mix such that 50% of the CEO's long-term equity compensation award is subject to performance-based vesting conditions. In 2023, the compensation and human capital committee further increased the pay mix so that 60% (from 50%) of the CEO's annual equity award is subject to performance-based vesting conditions. The compensation and human capital committee also determined that 60% of the annual equity awards for the Company's other NEOs would be subject to performance-based vesting conditions.
Dividend Equivalents
In 2022, quarterly cash dividends were paid at $0.20 per common share. Under the terms of certain equity awards made to the Company’s named executive officers under the Company’s stock plans, dividend equivalent payments and distributions are made to the executive officers with respect to the shares of Common Stock underlying the unexercised and unvested portion of the equity awards. These payments and distributions are made at the same rate as dividends and other distributions paid on shares of the Company’s Common Stock. In 2022, named executive officers earned cash dividend equivalent payments on unexercised stock options and unvested restricted stock (granted in 2020, 2021 and 2022) as follows: Mr. Lorber — $2,493,736; Mr. Lampen — $765,553; Mr. Kirkland — $444,679; Mr. Bell — $416,537; and Mr. Anson — $22,000.
Supplemental Retirement Plan
Retirement benefits are designed to reward long and continuous service by providing post-employment security and are an essential component of a competitive compensation package. The Company’s named executive officers and certain other management employees are eligible to participate in the Supplemental Retirement Plan, which was adopted by the Board in January 2002 to promote retention of key executives and to provide them with financial security following retirement. As described more fully and quantified in “Pension Benefits at 2022 Fiscal Year End,” the Supplemental Retirement Plan provides for the payment to a participant at his or her normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The single life annuity amounts for the named executives were determined by the

Company’s Board considering a variety of pertinent factors including (but not limited to) the executive’s level of annual compensation.
Other Benefits
The Company’s executive officers are eligible to participate in all its employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and the 401(k) Plan. These benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The Company also provides vacation and other paid holidays to its executive officers, as well as certain other perquisites further described below and in the Summary Compensation Table.
Perquisites
The Company’s corporate aircraft are available for the personal use of Mr. Lorber and other executive officers at Mr. Lorber’s discretion. The Company’s corporate aircraft policy permits personal use of corporate aircraft by executives, subject to an annual limit of $200,000 and $50,000 for personal use by Messrs. Lorber and Lampen, respectively. For purposes of determining the amounts allowable under this policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service (as distinguished from the aggregate incremental cost approach used for determining the value included in the Summary Compensation Table), and Mr. Lorber and any other executive officers pay income tax on such value. In addition, Mr. Lorber is entitled to a car and driver provided by the Company, a $3,750 per month allowance for lodging and related business expenses (effective January 1, 2022, which was reduced from $7,500 in 2021), and one club membership (effective January 1, 2022, which was reduced from two, in 2021) and Mr. Lampen is reimbursed for automobile and club expenses on an after-tax basis. See the Summary Compensation Table for details regarding the value of perquisites received by the named executive officers.
Use of Peer Group
As previously disclosed, in direct response to stockholder feedback as well as to reflect the changes in the Company's operations since the distribution of Douglas Elliman, the compensation and human capital committee undertook a multi-step process to design an appropriate peer group that reflected that, in 2022, Vector operated as a complex and diversified company that operated in two challenging industries – tobacco and real estate.
Peer group design considerations included:
•Peer Group Size: an appropriate peer group should contain between 8 and 15 companies
•Peer Company Size: peer group companies should generally be between 0.5x and 2.5x the size of Vector (as defined by market capitalization, total assets, or total revenues)
•Peer Company Industry: peer group companies should include direct competitors, similar industry focus, and comparability of size and potentially geographic considerations
•Other Considerations: other considerations include which companies would stockholders compare Vector to, which companies Vector competes for talent, and which other companies may our executives to able to serve in similar functions
The compensation and human capital committee directed its independent compensation consultant to select companies for inclusion in Vector’s 2022 peer group based on the following characteristics:
•Must be within approximately 0.5x to 2.5x compared to the Company on at least two size‐related metrics, including equity market capitalization, total assets, and/or total revenues; or be located within close geographic proximity to the Company’s headquarters with whom the Company may compete for executive talent;
•Must be one or more of a:
▪Tobacco/cannabis manufacturer or supplier,
▪Real estate companies that are developers, have brokerages services, are real estate owners/managers/investors, and/or have an NYC-Metro Area portfolio, and/or
▪Consumer product companies that have manufacturing, operate as wholesalers, and/or employ a multi-brand strategy.

In developing the peer group of companies to inform 2022 compensation decisions, our compensation and human capital committee, with the assistance of FTI Consulting, established a peer group of 10 publicly traded, national and regional companies with the following characteristics:

	Implied Equity Market Cap (1)	Revenue (2)
75th Percentile	$3,191.00	$2,427.00
Median	$2,106.80	$1,961.90
25th Percentile	$1,291.90	$476.60
Vector Group Ltd.	$1,708.90	$1,220.70
All financial data is $ millions.
1. Per S&P Capital IQ as of 3/1/2022 2. Per S&P Capital IQ as of 3/1/2022; last twelve months/most recently disclosed
The compensation and human capital committee, with the advice of FTI Consulting, examined the peer group list and, with reference to market capitalization, industry and revenue and approved the following 2022 peer group.

Aurora Cannabis Inc.	Canopy Growth Corporation	G-III Apparel Group, Ltd.
Ingredion Incorporated	Steven Madden, Ltd.	The Andersons, Inc.
The Boston Beer Company, Inc.	Tilray Brands, Inc.	Turning Point Brands, Inc.
Universal Corporation
In 2023, the compensation and human capital committee has added the following companies to the peer group - Alkermes plc (NASDAQ: ALKS), Beyond Meat, Inc. (NASDAQ: BYND) and The Simply Good Foods Co. (NASDAQ: SMPL).
Change in Control Provisions
The employment agreement between the Company and Mr. Lorber contains change in control provisions. In the event of a change in control that results in a termination of employment by the Company without cause or a resignation for good reason (a “double trigger” change in control provision), Mr. Lorber will receive severance benefits as set forth below in "Potential Termination and Change in Control Payments." The purpose of these provisions is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual corporate transactions and/or other fundamental corporate changes and to provide adequate protection to key management personnel if their employment is terminated following a change in control. A change in control provision protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending by assurance of the payment of severance and benefits for terminated executives. A detailed summary of these provisions is set forth under the heading “Payments Made Upon a Change in Control.” In addition, any outstanding stock options and restricted stock awards held by named executive officers vest upon a change in control.
Relationship of Elements of Compensation Packages
The various elements of the compensation packages for the Company’s executive officers are not directly interrelated. For example, if it does not appear as though the target annual cash incentive award will be achieved, the number of options or restricted shares that will be granted is not affected. If shares of restricted stock that are granted in one year decline in value due to a decline in the Company’s stock price, the amount of the annual cash incentive award or compensation to be paid the executive officer for the next year is not impacted. Similarly, if shares of restricted stock granted to an executive in one year become extremely valuable due to a rising stock price, the amount of compensation or annual cash incentive award to be awarded for the next year is not affected. However, the compensation and human capital committee does evaluate the total value of executive remuneration when making decisions with respect to any compensation element.
Prohibition on Hedging
The Company's Equity Retention, Hedging and Pledging Policy, adopted in January 2013 and amended in April 2020, applies to the Company's executive officers and directors. Executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging. For both executive officers and directors, such prohibited activities, related to the Company's equity securities, include:
•Trading in publicly traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

Equity Retention Policy
Under its Equity Retention, Hedging and Pledging Policy, the Company formalized its long-standing practice of significant share retention by senior management. Until normal retirement age as defined in the Company's Supplemental Executive Retirement Plan (age 60), each executive officer is required to retain at least 25% (after taxes and exercise costs) of the executive officer's Award Shares.
Stock Ownership Guidelines
The Company has Stock Ownership Guidelines that are applicable to all named executive officers and each non-employee member of the Board. Under the guidelines, which are phased in within the five years after the date that a covered person becomes a named executive officer or member of the Board, the following ownership requirements exist.

Title	Value of Shares Owned

Chief Executive Officer	3.0	X	Base Salary
Executive Vice Presidents	1.5	X	Base Salary
Other named executive officers	1.0	X	Base Salary
Non-employee directors	2.0	X	Annual Retainer
“Shares owned” for purposes of the policy include shares of the Company's stock owned outright, any shares held under an employee benefit plan, and restricted shares. The valuation of shares includes all shares held beneficially or directly by any covered person or the person's family members or trusts but excludes pledged shares. Compliance is assessed on the last day of each quarter. As of December 31, 2022, all covered individuals were following the guidelines.
Executive Compensation Clawback Policy
The Company has an Executive Compensation Clawback Policy (the “Clawback Policy”), which requires, as a condition to receive bonus or incentive-based compensation from the Company, that each named executive officer must have entered into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of the Clawback Policy shall be subject to recovery or “clawback” by the Company. Under the Clawback Policy, if the Company’s financial results are restated, the result of which is that any performance-based compensation would have been lower had it been calculated based on such restated results, the compensation and human capital committee shall review the performance-based compensation received by the named executive officers. If the compensation and human capital committee determines that the performance-based compensation would have been lower and that a named executive officer who received such compensation engaged in fraud, material financial or ethical misconduct or recklessness in the performance of the named executive officer's duties or intentional illegal conduct which materially contributed to the restatement, then the compensation and human capital committee may seek to recover the after-tax portion of the excess amount of performance-based compensation. Under the Clawback Policy, the compensation and human capital committee has the discretion to determine to seek recovery of the performance-based compensation after notice and an opportunity to be heard is provided to the named executive officer. The Company intends to update its clawback policies to comply with the SEC's and the New York Stock Exchange's new requirements regarding recovery of executive compensation prior to the effective date of those rules.
Role of Independent Compensation Consultant
The compensation and human capital committee may retain independent compensation consultants to render advice and guidance in assessing whether the Company's compensation program is reasonable and competitive.
Since June 2019, the compensation and human capital committee has engaged FTI Consulting to conduct a competitive market assessment of the Company’s executive compensation levels and structure, including an examination of market trends and best practices in the Company’s primary industries, as well as advise on the design and structure of incentive compensation programs for executives.
FTI Consulting is directed by, and only provides services to, the compensation and human capital committee.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation, including stock option and restricted stock awards under the Company's stock plans, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

Compensation and Human Capital Committee Report
The compensation and human capital committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Jean E. Sharpe
Paul V. Carlucci

2022 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of the named executive officers for the years ended December 31, 2022, 2021 and 2020. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (not considering the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column).

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position	Year	($) (1)	($)	($) (2)	($) (2)	($) (3)	($) (4)	($)		($)
Howard M. Lorber	2022	$1,837,500	$—	$6,660,000	$—	$2,124,609	$—	$328,758	(5)	$10,950,867
President and Chief	2021	$3,426,270	$—	$7,155,000	$—	$4,282,838	$2,707,353	$300,197		$17,871,658
Executive Officer	2020	$3,371,649	$—	$3,001,250	$—	$3,898,469	$5,153,781	$340,104		$15,765,253
Richard J. Lampen	2022	$650,000	$—	$1,998,000	$—	$563,672	$—	$134,879	(6)	$3,346,551
Executive Vice	2021	$1,250,000	$—	$2,146,500	$—	$1,171,875	$320,232	$163,093		$5,051,700
President and Chief Operating Officer	2020	$900,000	$—	$900,375	$—	$520,313	$609,601	$88,075		$3,018,364
J. Bryant Kirkland III	2022	$575,000	$—	$1,110,000	$—	$221,592	$—	$9,150	(7)	$1,915,742
Senior Vice President,	2021	$550,000	$—	$1,144,800	$—	$229,144	$78,146	$8,700		$2,010,790
Chief Financial Officer and Treasurer	2020	$550,000	$—	$480,200	$—	$211,958	$330,737	$8,550		$1,581,445
Marc N. Bell	2022	$500,000	$—	$1,110,000	$—	$144,531	$—	$9,150	(7)	$1,763,681
Senior Vice President,	2021	$475,000	$—	$1,144,800	$—	$148,438	$—	$8,700		$1,776,938
General Counsel and Secretary	2020	$475,000	$—	$480,200	$—	$137,305	$606,881	$8,550		$1,707,936
Nicholas P. Anson (8)	2022	$650,000	$—	$222,000	$—	$650,000	$—	$9,150	(7)	$1,531,150
President and Chief	2021	$650,000	$—	$143,100	$—	$650,000	$—	$8,700		$1,451,800
Operating Officer of Liggett Vector Brands and Liggett	2020	$475,000	$650,000	—	$—	$—	$—	$8,550		$1,133,550
___________________________
(1)Reflects actual base salary amounts paid for 2022, 2021 and 2020, unless otherwise indicated.
(2)Represents the aggregate grant date fair value of restricted stock granted under the 2014 Plan, respectively, during the years ended December 31, 2022, 2021 and 2020 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2022 included in its Annual Report on Form 10-K filed with the SEC on February 21, 2023. These grants are subject to continued service conditions; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.
(3)These amounts reflect performance-based cash awards under the 2014 Plan paid during 2023, 2022 and 2021 in respect of service performed in 2022, 2021 and 2020, respectively. This plan is discussed in further detail under the heading “Annual Incentive Awards.”
(4)Amounts reported represent the increase in the actuarial present value of benefits associated with the Company’s pension plans. Assumptions for 2022 amounts are further described in “Pension Benefits at 2022 Fiscal Year End.” The amounts reflect the increase in actuarial present value for the named executive officer’s benefits under the Supplemental Retirement Plan determined using interest rate, retirement date and mortality rate assumptions consistent with those used in the Company’s financial statements. The amounts for Messrs. Lorber, Lampen, Kirkland and Bell have been reported as $0 because the actuarial value of their benefits declined by $2,291,348, $271,026, $259,799 and $610,276, respectively, in 2022, primarily due to increases in assumed interest rates in 2022. No amount is payable from this plan before a participant attains age 60 during active service except in the case of death, disability or termination without cause. There can be no assurance that the amounts shown will ever be realized by the named executive officers.
(5)Represents perquisites consisting of $256,033 for use of corporate aircraft in 2022, a $45,000 allowance paid for lodging and related business expenses and $18,575 for use of a Company-provided car and driver (which amount covers the cost of fuel, parking, tolls, depreciation expense and related expenses for Mr. Lorber's personal and business-related use) in 2022. Also includes $9,150 for 401(k) Plan matching contributions in 2022. For purposes of determining the value of corporate aircraft use, personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, the aggregate incremental cost for purposes of this table is calculated based on a cost-per-flight-mile charge developed from internal Company data. The charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and catering. In addition, the charge also reflects an allocable allowance for maintenance and engine restorations.
(6)Represents perquisites consisting of $93,083 for personal use of corporate aircraft in 2022 (computed using the same assumptions as in footnote (5) above), $28,174 for reimbursement of automobile expenses, $4,472 for reimbursement of club expenses and $9,150 for 401(k) Plan matching contributions in 2022.
(7)Represents 401(k) Plan matching contributions.
(8)Mr. Anson serves as President and COO of Liggett Vector Brands LLC and Liggett Group LLC.
Employment Agreements and Severance Arrangements
Compensation arrangements, as reflected in the employment agreements with the Company’s named executive officers, are usually negotiated on an individual basis between the CEO and each of the other executives. While the compensation and human capital committee has delegated to the CEO the responsibility of negotiating these employment agreements and his input is given significant consideration by the compensation and human capital committee, the compensation and human capital committee and the Board have final authority over all executive compensation matters.
On January 27, 2006, the Company and Howard M. Lorber entered into an amended and restated employment agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements. The Amended Lorber Agreement had an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. Under the Amended Lorber Agreement, Mr. Lorber’s base salary is subject to an annual cost of living adjustment. In addition, the Company’s Board must periodically review his base salary and may increase, but not decrease, his base salary in its sole discretion. Mr. Lorber is eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s non-equity incentive bonus plan. During the period of his employment, Mr. Lorber is entitled to various benefits, including a Company-provided car and driver, a $3,750 per month allowance for lodging and related business expenses, one club membership and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as specified in the Amended Lorber Agreement), termination of his employment by him for good reason (as specified in the Amended Lorber Agreement) or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, except as otherwise provided in an award agreement, all of Mr. Lorber’s outstanding equity awards would be vested and any stock options granted after January 27, 2006 would continue to be exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years after a change in control (as defined in the Amended Lorber Agreement) or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such change in control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber will be indemnified if excise taxes are imposed on change in control payments under Section 4999 of the Code.

In connection with the distribution of Douglas Elliman, Vector entered into a letter agreement with Mr. Lorber to acknowledge that he also serves as Douglas Elliman Inc.’s President and CEO and Chairman of its Board of Directors following the distribution. In addition, Mr. Lorber’s letter agreement provided that his base salary with the Company following the distribution of Douglas Elliman would be reduced from $3,642,270 per annum to $1,800,000 per annum. On April 29, 2022, the letter agreement with Mr. Lorber was amended to change the reference of Mr. Lorber’s annual cost of living adjustment from the New York metropolitan area to the South Florida metropolitan area and increase Mr. Lorber’s base salary from $1,800,000 to $1,837,500. As of January 1, 2023, Mr. Lorber's base salary is $2,018,678, which increase reflects a contractual cost of living adjustment in 2023.
On January 27, 2006, the Company entered into employment agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President and COO, J. Bryant Kirkland III, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, and Marc N. Bell, the Company’s Senior Vice President, General Counsel and Secretary. The Other Executive Agreements replaced prior employment agreements. The Other Executive Agreements had an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2023, the annual base salaries provided for in these Other Executive Agreements were $682,500 for Mr. Lampen (increased from $650,000), $603,750 for Mr. Kirkland (increased from $575,000) and $525,000 for Mr. Bell (increased from $500,000). In addition, the Board must periodically review these base salaries and may increase, but not decrease them, their base salaries in its sole discretion. These executives are eligible to receive a target bonus of 75% for Mr. Lampen, 33.33% for Mr. Kirkland and

25% for Mr. Bell of their base salaries under the Company’s non-equity incentive bonus plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for good reason (as defined in the Other Executive Agreements) or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 75% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% of base salary for Mr. Bell).
In connection with the distribution of Douglas Elliman, the Company entered into letter agreements with each of Messrs. Lampen, Kirkland and Bell, respectively, to acknowledge that they also serve as Douglas Elliman’s Executive Vice President and COO, Senior Vice President, CFO and Treasurer and Senior Vice President, Secretary and General Counsel, respectively, following the distribution. In addition, Mr. Lampen’s letter agreement provided that his annual base salary with the Company following the distribution was reduced from $1,250,000 to $650,000 to reflect that he devotes a portion of his business time to Douglas Elliman.
On March 6, 2020, the Company entered into an employment agreement (the "Anson Agreement") with Nicholas P. Anson, who became President and Chief Operating Officer of Liggett Vector Brands LLC and Liggett Group LLC on April 1, 2020. The Anson Agreement had an initial term of 21 months with an automatic one-year extension on December 31, 2021 and each year thereafter unless notice of non-extension is given by either party within six months before such renewal date. The Anson Agreement provided Mr. Anson with an initial annual base salary of $500,000, which was increased by the Anson Agreement to $650,000, effective January 1, 2021. Effective January 1, 2023, Mr. Anson's base salary is $682,500 (increased from $650,000). Mr. Anson is eligible to participate in any annual bonus plan Liggett may implement for its senior executives with a target bonus of 50% of base salary. Following termination of his employment by Liggett Vector Brands without cause (as defined in the Anson Agreement), termination of his employment by him for good reason (as defined in the Anson Agreement), termination of his employment due to the nonrenewal of his agreement or upon death, he (or his beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date his base salary and continued health and insurance benefits, with the base salary payable during the second year being reduced by any salary, bonus, consulting fees or other compensation earned (irrespective of when paid) from any employment or consulting work. If Mr. Anson's employment is involuntarily terminated for any of the reasons described in the foregoing sentence, after July 1 of the applicable year, the Anson Agreement calls for Mr. Anson to receive a pro-rated bonus for such year based on days worked. The severance payments and benefits payable to Mr. Anson under the Anson Agreement are subject to Mr. Anson's execution of a release of claims in favor of Liggett and its affiliates.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Company's CEO to the annual total compensation of the Company's median employee (excluding the CEO) for 2022.
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For our 2022 analysis, the Company first determined its employee population using a determination date of December 31, 2022. The Company selected December 31, 2022 as its determination date because December 31, 2022 is reflective of the Company's current structure. The Company identified the median employee using a compensation measure consisting of base salary or wages (as applicable), overtime pay, and any bonuses paid during the twelve-month period preceding the determination date. Conforming adjustments were made for permanent employees who were hired during that period and did not receive pay for the full period.
The 2022 annual total compensation as determined under Item 402 of Regulation S-K for the Company's CEO was $10,950,867, as reported in the Summary Compensation Table of this proxy statement. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for the median employee identified in 2022 was $84,368. The ratio of the Company's CEO’s annual total compensation to the Company's median employee’s annual total compensation for fiscal year 2022 is 130 to 1.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The compensation and human capital committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to unvested restricted stock and unexercised stock options.

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (thousands)	Company Selected Measure - Adjusted EBITDA (5) (thousands)
Year					Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)
2022	$10,950,867	$13,661,616	$2,139,281	$2,681,741	$151	$106	$158,701	$352,192
2021	$17,871,658	$38,111,926	$2,572,807	$5,172,808	$135	$120	$219,273	$349,911
2020	$15,765,253	$12,836,863	$1,860,324	$1,723,893	$93	$101	$92,938	$311,356
___________________________
(1) Mr. Lorber, our CEO, is the principal executive officer ("PEO") for purposes of calculating the amounts in each applicable year. Messrs. Lampen, Kirkland, Bell and Anson are the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year.
(2) A reconciliation of Total Compensation from the Summary Compensation Table to compensation actually paid to our PEO and our other NEOs (as an average) is shown below.

	2022		2021		2020
Adjustments:	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs	PEO	Average of Non-PEO NEOs
Total Compensation as reported in Summary Compensation Table ("SCT")	$10,950,867	$2,139,281	$17,871,658	$2,572,807	$15,765,253	$1,860,324
Adjustments: Additions (Subtraction)
Stock awards amounts as reported in SCT	(6,660,000)	(1,110,000)	(7,155,000)	(1,144,800)	(3,001,250)	(465,194)
Option awards amounts as reported in SCT	—	—	—	—	—	—
Change for "Service Cost" for Pension Plan(a)	—	28,482	—	28,874	—	72,935
Change for "Other Cost" for Pension Plan(a)	—	—	(2,707,353)	(99,594)	(5,153,781)	(386,805)
Fair value at year end of awards granted during the covered fiscal year that remain outstanding and unvested(b)	7,116,000	1,186,000	5,740,000	918,400	2,912,500	451,437
Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end(b)	(374,891)	(7,939)	1,421,950	64,415	(1,566,597)	(31,773)
Fair value as of vesting date for awards granted and vested in the same year.(b)	—	—	—	—	—	—
Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding that vested in the year(b)	(64,096)	33,725	(613,389)	(30,027)	(1,518,169)	(67,725)
Value of dividends or the earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	2,693,736	412,192	23,554,060	2,862,733	5,398,907	290,694
Value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	—	—	—	—	—	—
Compensation actually paid (as calculated)	$13,661,616	$2,681,741	$38,111,926	$5,172,808	$12,836,863	$1,723,893
a.Amounts for change in “service cost” and “other cost” of Pension Plan in 2021 relate to the Vector Group Ltd. Supplemental Retirement Plan, in which Messrs. Lorber, Lampen and Kirkland participate.
b.The fair value amounts were computed in a manner consistent with the fair value methodology used to account for share-based payments in the Company's financial statements.

(3) The amounts disclosed represent the value of an investment of $100 in Common Stock at the end of each period presented assuming the investment was made at the beginning of each period presented. The total shareholder return used to determine these values was calculated by dividing the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(4) The amounts disclosed represent the value of an investment of $100 in a performance group index at the end of each period presented assuming the investment was made at the beginning of each period presented. The total shareholder return applied to each investment period is calculated using a performance group index that represents the weighted performance group index total shareholder return ("TSR"), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The performance group index used for this purpose is the NYSE Arca Tobacco Index, which is the index selected as the Published Industry Index used by the Company in its Stock Performance Graph included in its Annual Report on Form 10-K for the annual period ended December 31, 2022.
(5) Our company selected measure is Adjusted EBITDA. We believe this measure represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2022 to our Company's performance. Adjusted EBITDA are a non-GAAP financial measure.
Analysis of Information Presented in the Pay Versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all incentive measures are presented in the pay versus performance table above. We generally seek to incentivize long‐term performance and therefore do not specifically align performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S‐K) for a particular year.
Our TSR was 50.50% from December 31, 2019 to December 31, 2022, while the TSR of our performance group index was 5.96% during the same period. The majority of the decline from 2021 to 2022 in the compensation actually paid to our PEO and non-PEO's NEOs related to the distribution of Douglas Elliman Inc., which occurred in December 2021, due to the value of Douglas Elliman stock received from the dividend paid in respect of shares underlying unexercised Vector stock options and unvested Vector restricted stock.
We provide information below about the relationship between the compensation actually paid to our PEO and non‐PEO NEOs for 2022, 2021 and 2020 as shown in the pay versus performance table above and:
•our cumulative TSR;
•our net income; and
•our Adjusted EBITDA.
Compensation Actually Paid and Total Shareholder Return. Our TSR was 50.5% from December 31, 2019 to December 31, 2022, while the TSR of our performance group index was 5.96% during the same period. The chart below illustrates the compensation actually paid to our PEO and non‐PEO NEOs in relation to our TSR in 2022, 2021 and 2020, as well as our TSR compared to our performance group index TSR during the same period. In 2022 and 2021, compensation actually paid was higher than Summary Compensation Table pay for both our PEO and non‐PEO NEOs, which aligned with the increase in our TSR and, in 2021, the value of Douglas Elliman stock received from the dividend paid in respect of shares underlying unexercised Vector stock options and unvested Vector restricted stock. In 2020, compensation actually paid was higher than Summary Compensation Table pay for our PEO, which primarily resulted from dividend payments on restricted stock vesting in 2020 that had been granted in 2014 and 2015 to our PEO. In 2020, compensation actually paid to our non-PEO NEO's declined from $1,860,324 to $1,723,893.

Compensation Actually Paid and Company Net Income. The chart below illustrates the compensation actually paid to our PEO and non‐PEO NEOs in relation to Company net income in 2022, 2021 and 2020. Our 2021 and 2020 net income includes the results from Douglas Elliman, which was a consolidated subsidiary before the distribution on December 29, 2021. The Company's 2020 net income was also negatively impacted by an impairment expense of $58.3 million related to goodwill and other intangible assets at Douglas Elliman.
Compensation Actually Paid and Company Adjusted EBITDA. The chart below illustrates the compensation actually paid to our PEO and non‐PEO NEOs in relation to our Adjusted EBITDA in 2022, 2021 and 2020. Adjusted EBITDA increased from $311.4 million for the year ended December 31, 2020 to $352.2 million for the year ended December 31, 2022.

Unranked List of the Company’s Most Important Financial Performance Measures
A summary of the most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's NEOs for the most recently completed fiscal year to the Company's performance are:
•Adjusted EBITDA;
•Liggett Adjusted EBIT;
•Liggett Volume; and
•Cash dividends and distributions.

GRANTS OF PLAN-BASED AWARDS IN 2022
The table below provides information with respect to incentive compensation granted to each of the named executive officers during the year ended December 31, 2022.

								All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

Howard M. Lorber	3/1/2022	—	—	—	—	—	—	600,000	—	—	$6,660,000
	4/18/2022	—	$1,837,500	$2,296,875	—	—	—	—	—	—	—
Richard J. Lampen	3/1/2022	—	—	—	—	—	—	180,000	—	—	$1,998,000
	4/18/2022	—	$487,500	$609,375	—	—	—	—	—	—	—
J. Bryant Kirkland III	3/1/2022	—	—	—	—	—	—	100,000	—	—	$1,110,000
	4/18/2022	—	$191,648	$239,559	—	—	—	—	—	—	—
Marc N. Bell	3/1/2022	—	—	—	—	—	—	100,000	—	—	$1,110,000
	4/18/2022	—	$125,000	$156,250	—	—	—	—	—	—	—
Nicholas P. Anson	3/1/2022	—	—	—	—	—	—	20,000	—	—	$222,000
	4/18/2022	—	$325,000	$650,000	—	—	—	—	—	—	—
___________________________
(1)Represents the annual incentive awards made under the 2014 Plan on April 18, 2022. In 2022, target levels were equal to 100% of base salary for Mr. Lorber, 75% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland, 25% for Mr. Bell and 50% for Mr. Anson. The maximum amount is 125% of the target amount for Messrs. Lorber, Lampen, Kirkland and Bell; and, 200% for Mr. Anson. There is no threshold amount. The compensation and human capital committee approved the performance criteria for determining the award opportunities for each named executive officer under the 2014 Plan. The actual bonus amounts earned for 2022 have been determined and paid in 2023 and are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)Represents the aggregate grant date fair value of restricted stock granted under the 2014 Plan for the year ended December 31, 2022 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2022 included in its Annual Report on Form 10-K filed with the SEC on February 21, 2023. These grants are subject to continued service conditions and their value is tied to the Company's future stock price; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022
The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2022.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Howard M. Lorber	703,547	—		—	$11.47	2/26/2023	—		—	—	—
	335,022	—		—	$14.68	2/26/2024	—		—	—	—
	319,069	—		—	$18.12	2/24/2025	—		—	—	—
	303,876	—		—	$19.13	2/28/2026	—		—	—	—
	289,406	—		—	$19.71	2/23/2027	—		—	—	—
	275,625	—		—	$18.42	2/27/2028	—		—	—	—
	—	262,500	(1)	—	$10.92	2/27/2029	—		—	—	—
							125,000	(2)	$1,482,500	—	—
							187,500	(3)	$2,223,750	—	—
							187,500	(4)	$2,223,750	—	—
							300,000	(5)	$3,558,000	—	—
							300,000	(6)	$3,558,000	—	—
Richard J. Lampen	175,884	—		—	$11.47	2/26/2023	—		—	—	—
	83,754	—		—	$14.68	2/26/2024	—		—	—	—
	79,766	—		—	$18.12	2/24/2025	—		—	—	—
	75,968	—		—	$19.13	2/28/2026	—		—	—	—
	72,351	—		—	$19.71	2/23/2027	—		—	—	—
	68,906	—		—	$18.42	2/27/2028	—		—	—	—
	—	65,625	(1)	—	$10.92	2/27/2029	—		—	—	—
							37,500	(2)	$444,750	—	—
							112,500	(3)	$1,334,250	—	—
							180,000	(5)	$2,134,800	—	—
J. Bryant Kirkland III	105,531	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	45,580	—		—	$19.13	2/28/2026	—		—	—	—
	43,410	—		—	$19.71	2/23/2027	—		—	—	—
	41,343	—		—	$18.42	2/27/2028	—		—	—	—
	—	39,375	(1)	—	$10.92	2/27/2029	—		—	—	—
							20,000	(2)	$237,200	—	—
							60,000	(3)	$711,600	—	—
							100,000	(5)	$1,186,000	—	—
Marc N. Bell	70,353	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	45,580	—		—	$19.13	2/28/2026	—		—	—	—
	43,410	—		—	$19.71	2/23/2027	—		—	—	—
	41,343	—		—	$18.42	2/27/2028	—		—	—	—
	—	39,375	(1)	—	$10.92	2/27/2029	—		—	—	—
							20,000	(2)	$237,200	—	—
							60,000	(3)	$711,600	—	—
							100,000	(5)	$1,186,000	—	—
Nicholas P. Anson	—	—		—	—	—	7,500	(3)	$88,950	—	—
	—	—		—	—	—	20,000	(5)	$237,200	—	—
___________________________
(1)These option grants vested on February 27, 2023, the fourth anniversary of the grant date.

(2)These restricted shares vest in two equal annual installments. The first three tranches vested on May 27, 2021, May 27, 2022 and May 27, 2023 and the final tranche will vest on May 27, 2024, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(3)These restricted shares vest in four equal annual installments. The first two tranches vested on February 24, 2022 and February 24, 2023 and the final two tranches will vest on each of February 24, 2024 and February 24, 2025, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(4)This restricted stock award will vest using the following schedule: 62,500 shares vested on February 24, 2023 because Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2022 exceeded $552 million, 125,000 shares minus shares previously vested will vest on February 24, 2024 if cumulative Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2023 exceeds $728 million, 187,500 shares minus shares previously vested will vest on February 24, 2025 if cumulative Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2024 exceeds $1.104 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.
(5)These restricted shares vest in four equal annual installments. The first vesting occurred on February 24, 2023 and the next three tranches will vest on each of February 24, 2024, February 24, 2025 and February 24, 2026, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(6)This restricted stock award will vest using the following schedule: 75,000 shares vested on February 24, 2023 because Vector Group Ltd. Adjusted EBITDA from January 1, 2022 to December 31, 2022 exceeded $255 million, 150,000 shares minus shares previously vested will vest on February 24, 2024 if cumulative Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2023 exceeds $510 million, 225,000 shares minus shares previously vested will vest on February 24, 2025 if cumulative Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2024 exceeds $765 million; and, 250,000 shares minus shares previously vested will vest on February 24, 2026 if cumulative Vector Group Ltd. Adjusted EBITDA from January 1, 2021 to December 31, 2025 exceeds $1.02 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2022
The table below provides information with respect to options that were exercised or restricted stock awards that vested during 2022, as well as the value realized on the vesting date, based on the average of the high and low of the Company's Common Stock on that date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Howard M. Lorber	—	—	395,872	$6,540,872
Richard J. Lampen	—	—	56,250	$635,149
J. Bryant Kirkland III	—	—	30,000	$338,746
Marc N. Bell	—	—	30,000	$338,746
Nicholas P. Anson	—	—	2,500	$26,906

Retirement Benefits
PENSION BENEFITS AT 2022 FISCAL YEAR END
The table below quantifies the benefits expected to be paid from the Company’s Supplemental Retirement Plan. The terms of the plans are described below the table.

		Number of Years of Credited	Present Value of Accumulated	Payments During
Name	Plan Name	Service (#) (1)	Benefit ($) (2), (3)	Last Fiscal Year ($)
Howard M. Lorber	Supplemental	11	$46,931,343	$0
	Retirement Plan
Richard J. Lampen	Supplemental	10	$5,551,149	$0
	Retirement Plan
J. Bryant Kirkland III	Supplemental	19	$1,754,673	$0
	Retirement Plan
Marc N. Bell	Supplemental	17	$2,880,796	$0
	Retirement Plan
Nicholas P. Anson (4)	Supplemental	N/A	$—	$0
	Retirement Plan
___________________________
(1)Equals number of years of credited service as of December 31, 2022. Credited service under the Supplemental Retirement Plan is based on a named executive officer’s period of full time continuous covered employment after commencing participation in the Supplemental Retirement Plan.
(2)Represents actuarial present value in accordance with the same assumptions outlined in note 12 to the Company’s audited financial statements for the year ended December 31, 2022 included in its Annual Report on Form 10-K filed with the SEC on February 21, 2023.
(3)Includes amounts which the named executive officer is not currently entitled to receive because such amounts are not vested.
(4)Mr. Anson does not participate in the Supplemental Retirement Plan.
Supplemental Retirement Plan
The Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The “normal retirement date” under the Supplemental Retirement Plan is defined as the January 1st following attainment by a participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 (in the case of Mr. Lorber) or January 1, 2004 (in the case of Messrs. Lampen, Kirkland and Bell).
The following table sets forth for each named executive officer his hypothetical single life annuity, his normal retirement date and his projected lump sum payment at his normal retirement date.

	Hypothetical	Normal	Lump-Sum
Name	Single Life Annuity	Retirement Date	Equivalent
Howard M. Lorber	$1,051,875	January 1, 2010	$10,855,666
	$735,682	January 1, 2013	$7,121,988
Richard J. Lampen	$250,000	January 1, 2014	$2,625,275
J. Bryant Kirkland III	$202,500	January 1, 2026	$2,126,473
Marc N. Bell	$200,000	January 1, 2021	$2,100,220
Nicholas P. Anson	$—		$—

No benefits are payable under the Supplemental Retirement Plan if a named executive officer resigns without good reason before attaining his normal retirement date. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased lump sum payment to reflect the delay in payment using a post-retirement interest rate of 7.5%. The lump sum amount under the Supplemental Retirement Plan is paid six months following the named executive officer’s retirement on or after his normal retirement date or termination of employment without cause, along with interest at the prime lending rate as published in the Wall Street Journal on the lump sum amount for this six-month period.
Because Messrs. Lorber, Lampen and Bell did not retire on their normal retirement dates, their additional benefits are being increased by 7.5% per annum for each year they continue to be an employee of the Company after their normal retirement dates listed in the table above.
Potential Termination and Change in Control Payments
The compensation payable to named executive officers upon voluntary termination, involuntary termination without cause, termination for cause, termination following a change in control and in the event of disability or death of the executive is described below.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, unless terminated for cause, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:
•unpaid base salary through the date of termination;
•any accrued and unused vacation pay;
•any unpaid award under the 2014 Plan or bonus under the 2014 Plan with respect to a completed performance period;
•all accrued and vested benefits under the Company’s compensation and benefit programs, including the pension plan and the Supplemental Retirement Plan; and
•with respect solely to Mr. Lorber, payment by the Company of a tax gross-up for any excise taxes and related income taxes on gross-up payments for benefits received upon termination of employment in connection with a change in control.
Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability
In the event of the termination of employment of a named executive officer by the Company without cause or by the named executive officer for good reason, or upon the death or except for Mr. Anson, the disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officer or his designated beneficiary upon his death will receive the following benefits:
•payments for 36 months for Mr. Lorber or 24 months for the other named executive officers (the “Severance Period”) equal to 100% of the executive’s then-current base salary and (except for Mr. Anson) the most recent bonus paid to the executive (up to the amount of the executive’s target bonus);
•continued participation, at the Company’s expense, during the Severance Period in all employee welfare and health benefit plans, including life insurance, health, medical, dental and disability plans which cover the executive and the executive’s eligible dependents (or, if such plans do not permit the executive and his eligible dependents to participate after his termination, the Company is required to pay an amount each quarter (not to exceed $35,000 per year in the case of Messrs. Lampen, Kirkland and Bell) to keep them in the same economic position on an after-tax basis as if they had continued in such plans);
•with respect solely to Mr. Anson, a pro-rata amount of any bonus award for which the performance period has not been completed based on 100% of the target bonus award for such period to the extent that Mr. Anson is terminated on or after July 1 of the applicable year and bonuses are otherwise paid to the management of Liggett for that year;
•acceleration of the vesting of the named executive officer's stock options upon death or disability and with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason; and,
•acceleration of the vesting of the named executive officer’s restricted stock awards upon death, disability, a termination of employment without cause or resignation for good reason.

Payments Made Upon a Change in Control
Howard M. Lorber
Mr. Lorber’s employment agreement has a “double-trigger” change in control provision: if his employment is terminated by the Company without cause or by Mr. Lorber for good reason within two years after a change in control (or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such a change in control), Mr. Lorber would be entitled to receive the following severance benefits:
•a lump-sum cash payment equal to 2.99 times the sum of his base salary plus the last annual bonus earned by him (up to 100% of base salary, including any deferred amount) for the performance period immediately preceding the date of termination;
•participation by Mr. Lorber and his eligible dependents in all welfare benefit plans in which they were participating on the date of termination until the earlier of (x) the end of the employment period under his employment agreement and (y) the date that he receives equivalent coverage and benefit under the plans and programs of a subsequent employer;
•continued participation at the Company’s expense for 36 months in life, disability, accident, health and medical insurance benefits substantially similar to those received by Mr. Lorber and his eligible dependents prior to such termination, subject to reduction if comparable benefits are actually received from a subsequent employer; and
•termination of certain restrictive covenants in his employment agreement, including non-competition and non-solicitation covenants.
Mr. Lorber's unvested and outstanding equity awards will vest in full upon a change in control.
Richard J. Lampen, J. Bryant Kirkland III, Marc N. Bell and Nicholas P. Anson
While their respective employment agreements do not contain any change in control provisions, in the event of the termination of Messrs. Lampen, Kirkland, Bell and Anson by the Company without cause or by the named executive officer for good reason upon a change in control, such named executive officers would receive the same severance benefits described in the section titled “Payments Made Upon Termination” and “Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability,” above. In addition, the unvested and outstanding stock options and restricted stock held by Messrs. Lampen, Kirkland and Bell will vest in full upon a change in control and the unvested restricted stock held by Mr. Anson will vest in full upon a change in control.
Definition of Change in Control
Pursuant to the employment agreement between the Company and Mr. Lorber, a “change in control” is deemed to occur if:
•a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;
•the individuals who, as of January 1, 2006, are members of the Company’s Board (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected director that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;
•the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;
•the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or
•the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.
Definition of Termination for Cause
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the Company for “cause” is defined as the executive:
•being convicted of or entering a plea of nolo contendere with respect to a criminal offense constituting a felony;
•committing in the performance of his duties under his employment agreement one or more acts or omissions constituting fraud, dishonesty or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•committing one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;
•exposing the Company to criminal liability substantially and knowingly caused by the executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or
•failing to substantially perform his duties under his employment agreement (excluding any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a disability), after written warning from the Board specifying in reasonable detail the breach(es) complained of.
Under the employment agreement between Liggett and Mr. Anson, “cause” is defined as:
•a material breach by Mr. Anson of his duties and obligations under his employment agreement which breach is not remedied to the satisfaction of the board of managers of Liggett (“Liggett Board”), within 30 days after receipt by Mr. Anson of written notice of such breach from the Liggett Board;
•Mr. Anson’s conviction or indictment for a felony;
•an act or acts of personal dishonesty by Mr. Anson intended to result in personal enrichment of Mr. Anson at the expense of the Company or any of its affiliates or any other material breach or violation of Mr. Anson’s fiduciary duty owed to the Company or any of its affiliates;
•material violation of any Company or Liggett policy or the Company’s code of business conduct and ethics; or
•any grossly negligent act or omission or any willful and deliberate misconduct by Mr. Anson that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates (other than any act or omission by Mr. Anson if it was taken or omitted to be done by Mr. Anson in good faith and with a reasonable belief that such action or omission was in the best interests of the Company).
Definition of Termination for Good Reason
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the executive for “good reason” is defined as:
•a material diminution of the executive’s duties and responsibilities provided in his employment agreement, including, without limitation, the failure to elect or re-elect the executive to his position (including with respect solely to Mr. Lorber, his position as a member of the Board) or the removal of the executive from any such position;
•a reduction of the executive’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of his employment agreement by the Company;
•relocation of the executive’s office from the Miami (or with respect solely to Mr. Lorber, Miami or New York City) metropolitan areas;
•the change in the executive’s reporting relationship from direct reporting to the Board, in the case of Mr. Lorber, to the Chairman and the CEO, in the case of Mr. Lampen, or to the Chairman, CEO or the Executive Vice President and COO, in the case of Messrs. Kirkland and Bell; or
•the failure of a successor to all or substantially all of the Company’s business or assets to promptly assume and continue his employment agreement obligations whether contractually or as a matter of law, within 15 days of such transaction.
Under the employment agreement with Mr. Anson, “good reason” exists if, without the prior written consent of Mr. Anson:
•Mr. Anson is removed as President and Chief Operating Officer of Liggett, other than in connection with the termination of his employment;
•a material reduction of Mr. Anson’s base salary, target annual bonus opportunity or the aggregate level of employee benefits made available in his employment agreement;
•Mr. Anson’s duties and responsibilities at Liggett are significantly diminished or there are assigned to him duties and responsibilities materially inconsistent with his position; or
•Mr. Anson is required to relocate more than 75 miles from Mr. Anson’s current work location.

Assumptions Regarding Post-Termination Payment Tables
The following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2022 using the closing price of the Company’s Common Stock as of that day ($11.86). The amounts under the columns which reflect a change in control assume that a change in control followed by a qualifying termination of employment occurred on December 31, 2022. However, the executives’ employment was not terminated on December 31, 2022 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those quantified below if either or both of these events occur on any other date or at any other price, or if any other assumption used in these estimates changes based on the facts and circumstances at the time of an actual change in control or termination of employment.
Equity-Based Assumptions
•Stock options held by Messrs. Lorber, Lampen, Kirkland and Bell would have vested on December 31, 2022 with respect to a change in control or a termination of employment due to the executive's death, disability, or with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason. Mr. Anson did not hold any unvested stock options at December 31, 2022.
•Restricted stock held by Messrs. Lorber, Lampen, Kirkland, Bell and Anson would have vested on December 31, 2022 with respect to a termination of employment due to the executive's death, disability, or upon a termination of employment without cause or resignation for good reason or a change in control.
•Stock options that became vested due to a change in control were valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).
•It is possible that in the case of Mr. Lorber's payments, IRS rules would require these items to be valued using a valuation method such as, with respect to stock options, the Black-Scholes model if the stock options were continued after a change in control. Using a Black-Scholes value in lieu of the “spread” would cause higher value for excise taxes and the related tax gross-up payment.
Incentive Plan Assumptions
•All amounts under the 2014 Plan were deemed to have been earned for 2022 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.
Retirement Benefit Assumptions
•All benefits were assumed to be payable in a single lump sum at the participant’s assumed retirement date.

Howard M. Lorber

	Termination by Company without Cause or by Named Executive Officer with Good Reason		Disability		Death		Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance	$15,791,310	(1)	$15,791,310	(1)	$15,791,310	(1)	$—	$15,738,672	(2)
Value of Accelerated Unvested Equity (3)	$13,832,750		$13,832,750		$13,832,750		$—	$13,832,750
Benefits Continuation (4)	$167,957		$167,957		$30,310		$—	$167,957
Value of Supplemental Retirement Plan (5)	$42,553,087		$42,553,087		$42,553,087		$42,553,087	$42,553,087
Excise Tax and Gross-Up	$—		$—		$—		$—	$—	(6)
___________________________
(1)Reflects the value of the sum of Mr. Lorber’s 2022 base salary ($1,837,500) and last paid bonus limited to 100% of base salary ($3,426,270) paid over a period of 36 months after termination.
(2)Reflects the value of the sum of Mr. Lorber’s 2022 base salary ($1,837,500) and last paid bonus limited to 100% of base salary ($3,426,270) for a period of 2.99 years paid in a lump-sum payment commencing after termination.
(3)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2022 ($11.86). See “Outstanding Equity Awards at December 31, 2022.”

(4)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 36 months, as applicable, at the Company’s cost, based on 2022 premiums.
(5)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2022. See “Pension Benefits at 2022 Fiscal Year End.”
(6)Mr. Lorber is entitled to receive a tax gross-up for any excise taxes and related income taxes on gross-up payments for benefits received upon a change in control. Based on the assumptions set forth above, no excise tax would be due on a qualifying termination of Mr. Lorber's employment in connection with a change in control.

Richard J. Lampen

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,550,000	$2,550,000	$2,550,000	$—	$2,550,000
Value of Accelerated Unvested Equity (2)	$3,975,488	$3,975,488	$3,975,488	$—	$3,975,488
Benefits Continuation (3)	$107,844	$107,844	$20,207	$—	$107,844
Value of Supplemental Retirement Plan (4)	$5,033,279	$5,033,279	$5,033,279	$5,033,279	$5,033,279
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Lampen’s 2022 base salary ($650,000) and last paid bonus limited to 50% of base salary ($625,000) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2022 ($11.86). See “Outstanding Equity Awards at December 31, 2022.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2022 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2022. See “Pension Benefits at 2022 Fiscal Year End.”
J. Bryant Kirkland III

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,516,630	$1,516,630	$1,516,630	$—	$1,516,630
Value of Accelerated Unvested Equity (2)	$2,171,813	$2,171,813	$2,171,813	$—	$2,171,813
Benefits Continuation (3)	$55,379	$55,379	$—	$—	$55,379
Value of Supplemental Retirement Plan (4)	$1,478,309	$1,478,309	$1,711,727	$—	$1,478,309
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—

___________________________
(1)Reflects the value of the sum of Mr. Kirkland’s 2022 base salary ($575,000) and last paid bonus limited to 33.33% of base salary ($183,315) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2022 ($11.86). See “Outstanding Equity Awards at December 31, 2022.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2022 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2022. See “Pension Benefits at 2022 Fiscal Year End.”

Marc N. Bell

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,237,500	$1,237,500	$1,237,500	$—	$1,237,500
Value of Accelerated Unvested Equity (2)	$2,171,813	$2,171,813	$2,171,813	$—	$2,171,813
Benefits Continuation (3)	$135,980	$135,980	$77,362	$—	$135,980
Value of Supplemental Retirement Plan (4)	$2,427,067	$2,427,067	$2,427,067	$2,427,067	$2,427,067
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Bell’s 2022 base salary ($500,000) and last paid bonus limited to 25% of base salary ($118,750) paid over a period of 24 months commencing after termination.
(2)Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2022 ($11.86). See “Outstanding Equity Awards at December 31, 2022.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2022 premiums.
(4)Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2022. See “Pension Benefits at 2022 Fiscal Year End.”

Nicholas P. Anson

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,300,000	$—	$1,300,000	$—	$1,300,000
Value of Accelerated Unvested Equity (2)	$326,150	$326,150	$326,150	$—	$326,150
Benefits Continuation (3)	$62,297	$62,297	$55,153	$—	$62,297
Value of Retirement Benefits (4)	$—	$—	$—	$—	$—
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________
(1)Reflects the value of the sum of Mr. Anson’s 2022 base salary ($650,000) paid over a period of 24 months, as applicable, commencing after termination. After 12 months, Mr. Anson's cash severance is reduced by any salary, bonus, consulting fees or other compensation earned (irrespective of when paid) from any employment or consulting work.
(2)Reflects the value of any unvested restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2022 ($11.86). See “Outstanding Equity Awards at December 31, 2022.”
(3)Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months, as applicable, at the Company’s cost, based on 2022 premiums.
(4)Mr. Anson is not a participant in the Supplemental Retirement Plan as of December 31, 2022.
Compensation of Directors
The compensation of the Company's non-employee directors is designed to be fair based on the amount of work required of directors of the Company. Under our current director compensation program, each of the non-employee directors receives:

•annual cash retainer fee of $75,000;
•annual committee retainer fee of $5,000;

•fees for serving as the committee chairperson of $25,000 for the corporate responsibility and nominating committee and $10,000 for each of the compensation and human capital and audit committees;
•periodic grants of restricted shares (the Company granted 7,500 restricted shares on December 15, 2022, vesting in two installments on each of June 28, 2023 and June 28, 2024, to its independent directors);
•reimbursement for reasonable out-of-pocket expenses incurred in serving on the Company's Board; and
•access to and payment for the Company's health, dental and standard life insurance coverage.
The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2022.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2022

	Fees Earned or Paid in Cash	Stock Awards		All Other Compensation		Total
Name	($)	($)		($)		($)
Stanley S. Arkin	$90,000	$—		$4,532	(1)	$94,532
Henry C. Beinstein (5)	$90,000	$84,225	(4)	$25,693	(2)	$199,918
Ronald J. Bernstein	$75,000	$—		$761,701	(3)	$836,701
Paul V. Carlucci (5)	$85,000	$84,225	(4)	$25,136	(1)	$194,361
Bennett S. LeBow (5)	$80,000	$84,225	(4)	$43,597	(2)	$207,822
Jean E. Sharpe (5)	$110,000	$84,225	(4)	$16,304	(2)	$210,529
Barry Watkins (5)	$80,000	$84,225	(4)	$2,321	(2)	$166,546
Wilson L. White (5)	$80,000	$84,225	(4)	$240	(1)	$164,465
___________________________
(1)Represents life insurance premiums paid by the Company.
(2)Represents health and life insurance premiums paid by the Company.
(3)Represents health and life insurance premiums paid by the Company and consulting fees related to Mr. Bernstein's service as Non-Executive Chairman of the Board of Managers of Liggett Vector Brands and as a Senior Advisor to Liggett, effective April 1, 2020.
(4)Represents the aggregate grant date fair value of restricted stock granted under the 2014 Plan as determined in accordance with FASB ASC Topic 718.
(5)Held 7,500 shares of unvested restricted stock at December 31, 2022.
Compensation and Human Capital Committee Interlocks and Insider Participation
No member of the Company’s compensation and human capital committee is, or has been, an employee or officer of the Company other than Ms. Sharpe who joined the compensation and human capital committee in March 2009. Ms. Sharpe retired as an officer of the Company in 1993. During 2022, (i) no member of the Company’s compensation and human capital committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation and human capital committee (or other board committee performing equivalent functions or, in the absence of such committee, the board of directors) of another entity whose executive officer(s) served on the Company’s compensation and human capital committee.

Audit Committee Report
Management is responsible for the Company’s financial statements and the reporting process, including the systems of internal controls over financial reporting. The audit committee's role is to oversee the Company's accounting and financial reporting processes and audits of financial statements. In 2022, we assisted the Board in its oversight of the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance, the oversight of the Company's internal audit function and the Company's risk assessment and its risk management guidelines and policies.
The audit committee oversees the Company's management, the internal audit function and Deloitte & Touche LLP (“Deloitte”), the Company's independent registered public accounting firm. Management is responsible for preparing the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), assessing and establishing effective financial reporting systems and internal controls and procedures and reporting on the effectiveness of the Company's internal controls over financial reporting. The internal audit function is responsible for assessing management's system of internal controls and procedures and reporting on the effectiveness of that system. Deloitte is responsible for auditing the Company's consolidated financial statements, issuing an opinion about whether such statements conform with U.S. GAAP and auditing the effectiveness of the Company's Internal Control over financial reporting.
Periodically, the audit committee meets, both independently and collectively, with management, the internal auditors and the independent registered public accountant, to discuss the quality of the Company's accounting and financial reporting processes and the adequacy and effectiveness of internal controls and procedures and to review significant audit findings prepared by the public accountants and the internal auditors, together with management's responses and review the overall scope and plans for audits.
Prior to the Company's filing of its annual report on Form 10-K for the year ended December 31, 2022 with the SEC, the audit committee also reviewed and discussed the audited financial statements with management and the independent registered public accountant, discussed with Deloitte the items they are required to communicate to the audit committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC, received from Deloitte the written disclosures and the letter required by PCAOB regarding its communications with the audit committee concerning its independence and discussed with Deloitte its independence from the Company, including the review of non-audit services and fees in compliance with the regulations prohibiting Deloitte from performing specified services that could impair independence.
Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
The audit committee of the Company has submitted this report.

Henry C. Beinstein, Chairman
Paul V. Carlucci
Jean E. Sharpe
Wilson L. White

Audit and Non-Audit Fees
The audit committee reviews and approves audit and permissible non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before Deloitte is engaged to render audit or non-audit services, the audit committee approves the engagement. All services provided and fees charged by Deloitte in 2022 and 2021 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures. The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firms. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before any independent registered public accounting firm is engaged to perform it. The audit committee approved all services provided by Deloitte in 2022 and 2021.
Audit Fees. The aggregate fees billed by Deloitte for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of effectiveness of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $3,002,118 for 2022 and $5,260,530 for 2021.
Audit-Related Fees. There were no aggregate fees billed by Deloitte for professional services for audit-related fees in 2022 and 2021.
Tax Fees. The aggregate fees billed by Deloitte for professional services for tax were $33,406 in 2022 and $104,641 in 2021. The tax services in 2022 were for federal tax advice related to changes in the U.S. tax law related to the Tax Cuts and Jobs Act of 2017.
All Other Fees. The aggregate fees billed for other services by Deloitte were $7,391 in 2022 and $7,390 in 2021. The amounts consisted of licensing of accounting research software.

Equity Compensation Plan Information
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2), (3)
Plan Category
Equity compensation plans approved by stockholders (1)	3,822,819	$15.40	5,262,538
Equity compensation plans not approved by stockholders	—	—	—
Total	3,822,819	$15.40	5,262,538
___________________________
(1)Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1999 Plan and 2014 Plan.
(2)Excludes securities reflected in first column.
(3)All shares remaining available for future issuance relate to the 2014 Plan.

Certain Relationships and Related Party Transactions
The Board has adopted a written policy for the review and approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-five-percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure in the Company’s proxy statement under the relevant SEC rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will consider, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.
The related party transactions described in this proxy statement entered into before this policy was adopted were approved by the Board or the audit committee.
On February 18, 2020, the Company and Liggett Vector Brands entered into a letter agreement with Mr. Bernstein pursuant to which he serves as Non-Executive Chairman of the Board of Managers of Liggett Vector Brands and as a Senior Advisor to Liggett, effective April 1, 2020. The term of the letter agreement is for one year unless the term is terminated earlier or extended in accordance with the letter agreement. The agreement has been renewed for 2023, subject to termination on 30 days' notice. In such roles, Mr. Bernstein (i) provides advice and counsel regarding all aspects of the Liggett business to the senior management of Liggett, (ii) assists with special projects as requested by the senior management of the Company, (iii) continues to assist the Company with investor and stockholder engagement as well as community, customer and business relations as requested by the senior management of the Company, (iv) performs such additional duties as are customarily performed by a non-executive chairman and member of a board of managers and (v) performs such other services as the parties may mutually agree upon during the term. As compensation for these services, Mr. Bernstein receives $60,000 per month as well as access to an office, administrative support and reimbursement of expenses reasonably incurred in connection with the services, subject to existing reimbursement policy of Liggett Vector Brands. If Mr. Bernstein terminates the arrangement due to material breach by Liggett Vector Brands or Liggett Vector Brands terminates the arrangement other than for “cause” (as defined in the agreement), Liggett Vector Brands will pay the monthly fee to Mr. Bernstein and provide him with the other benefits under the letter agreement, in each case for the remainder of the term. Mr. Bernstein will not be entitled to these payments or benefits upon any other termination. Under the letter agreement, Mr. Bernstein is also subject to perpetual confidentiality and non-disparagement covenants as well as non-solicitation and non-competition covenants that expire 24 months after receipt of the last payment under the letter agreement. Mr. Bernstein received $720,000 under the agreement in 2022.
In September 2012, the Company entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, who beneficially owns more than 5% of the Company's Common Stock, to lease 12,390 square feet of space in an office building in Miami, Florida. The lease, which was extended for five years in 2023, currently provides for payments from $42,649 per month in the first year increasing to $48,470 per month in the fifth year. The rent is inclusive of operating expenses, property taxes and general parking expenses. In connection with the execution of the initial lease, the Company received the advice and opinion of a commercial real estate firm that the initial lease terms were fair and that the Company received terms favorable in the market. The Company recognized rental expense of $458,349 in 2022 associated with the lease.
Mr. Lorber serves as a consultant and a 50% owner of Open Acq LLC. During 2022, Mr. Lorber and Open Acq LLC and its affiliates received ordinary and customary insurance commissions aggregating approximately $256,614 on various insurance policies issued for the Company and its subsidiaries and investees. Open Acq LLC and its affiliates have continued to provide services to the Company in 2023.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and CEO of Multi Solutions II, Inc., an approximately 53%-owned subsidiary of the Company. The Company has entered into a $700,000 credit facility, as amended, with Multi Solutions II, Inc. and, as of March 31, 2023, had advanced $617,799 under the facility, which bears interest at 11% per annum and is due December 31, 2024. As of March 31, 2023, there was accrued interest on the facility due to the Company by Multi Solutions II, Inc. of $444,763.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and CEO of Multi Soft II, Inc. (OTC BB: MSOF), an approximately 54%-owned subsidiary of the Company. The Company has entered into a $700,000 credit facility, as amended, with Multi Soft II, Inc. and, as of March 31, 2023, had advanced $615,111 under the facility, which bears interest at 11% per annum and is due December 31, 2024. As of March 31, 2023, there was accrued interest on the facility due to the Company by Multi Soft II, Inc. of $433,825.
Agreements with Douglas Elliman Inc. On December 29, 2021, the Company completed the distribution of Douglas Elliman, which included the real estate services and PropTech investment business formerly owned by the Company through its subsidiary, New Valley.
The Company and Douglas Elliman entered into a Distribution Agreement and a Transition Services Agreement with respect to transition services and a number of ongoing commercial relationships. Under the Transition Services Agreement, Douglas Elliman paid the Company $4,200,000 in 2022 and $1,050,000 for the three months ended March 31, 2023.
Subject to applicable Federal Aviation Administration rules, subsidiaries of the Company have entered into dry lease agreements with Douglas Elliman and certain of its subsidiaries, pursuant to which Douglas Elliman has the right to lease on a flight-by-flight basis certain aircraft owned by subsidiaries of the Company. Douglas Elliman is required to pay the Company an hourly rental rate for each flight and fixed costs are allocated on an equitable basis. Under the agreements, Douglas Elliman paid the Company $2,518,491 in 2022 and $655,028 for the three months ended March 31, 2023.
A subsidiary of Douglas Elliman has been engaged by the developers as the sole broker or the co-broker for several of the real estate projects that the Company owns an interest in through its real estate ventures. The subsidiary of Douglas Elliman has gross commissions from these projects of $1,709,348 for the year ended December 31, 2022.
The Company has agreed to indemnify Douglas Elliman for certain tax matters under the Tax Disaffiliation Agreement. The Company reimbursed Douglas Elliman $589,356 in 2022 related to such tax indemnifications.

Following the distribution of Douglas Elliman, there is an overlap between certain officers of the Company and Douglas Elliman. Howard M. Lorber serves as the President and CEO of the Company and of Douglas Elliman. Richard J. Lampen serves as the Executive Vice President and COO of the Company and of Douglas Elliman, J. Bryant Kirkland III serves as the CFO and Treasurer of the Company and of Douglas Elliman, Marc N. Bell serves as the General Counsel and Secretary of the Company and of Douglas Elliman, and J. David Ballard serves as Senior Vice President, Enterprise Efficiency and Chief Technology Officer of the Company and of Douglas Elliman. Furthermore, three of the members of the Board, Messrs. Lorber, Lampen and White, also serve as directors of Douglas Elliman.
BOARD PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the “Compensation Discussion and Analysis” and the Summary Compensation Table. This proposal is also referred to as the say on pay vote.
The Company has designed its compensation programs to closely align the interests of management with the long-term interests of its stockholders, reward employees for producing sustainable growth and profitability, and to attract and retain high caliber talent. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis:”

•A substantial portion of direct compensation shown in the Summary Compensation Table is variable (and therefore at risk) depending on performance (in 2022: 83% in the case of Mr. Lorber, 80% in the case of Mr. Lampen, 70% in the case of Mr. Kirkland, 72% in the case of Mr. Bell and 57% in the case of Mr. Anson). (Direct compensation includes total compensation reported in the Summary Compensation Table excluding the change in pension value.)
•The Company mitigates the risks associated with incentive compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy.
•In 2022, the Company awarded restricted stock awards, which vest ratably over four years; provided that 50% of the equity awards granted to Mr. Lorber were subject to performance-based vesting. The Company continued to move toward more performance-based vesting and in 2023, a portion of the annual equity awards granted to other NEOs was also subject to performance-based vesting conditions.
•The Company requires executives to retain 25% of equity awards under its Equity Retention Policy and encourages the accumulation of equity through its Equity Ownership Guidelines, all of which works to align the interests of executives with those of stockholders.
•Executives are prohibited from hedging shares of the Company's Common Stock.
•The Company does not reprice options or change performance targets for annual, long-term or equity-based awards after the awards are established.
•The Company requires both a change in control and a termination of employment (a “double trigger”) before cash severance payments will be made as a result of a change in control.
•The compensation and human capital committee considers the advice of an independent compensation consultant in making compensation determinations.
The Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the June 16, 2023 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative discussion.”
Because your vote is advisory, it will not be binding upon the Board, meaning that prior compensation determinations of the Board will not be invalidated and the Board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the Board values stockholders’ opinions and the compensation and human capital committee will consider the outcome of the vote when considering future executive compensation arrangements and corporate governance measures.
Approval of the say on pay resolution requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Company currently submits an advisory vote on executive compensation to its stockholders each year. Subject to the result of Proposal 4 (frequency of the say on pay vote), the next such vote will be at the 2024 annual meeting of stockholders.
The Board of Directors recommends that stockholders vote
“FOR”
advisory approval of the Company's executive compensation.

BOARD PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since June 2015, as its independent registered public accounting firm for the year ending December 31, 2023. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.
If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company's best interest.
Approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Board of Directors recommends that stockholders vote “FOR” Proposal 3 to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.

BOARD PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

The Company currently provides its stockholders the ability to cast their non-binding advisory votes on its executive compensation each year. Its stockholders now have the opportunity to again vote on how often they believe the advisory vote on executive compensation (the say on pay vote) should be held in the future. The choices are once: every one year, every two years or every three years.
After thoughtful consideration, the Board believes that continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for the Company and its stockholders at this time.
Continuing to hold a say on pay vote every year allows the Company's stockholders to provide the Board with frequent and direct input on the Company’s executive compensation philosophy, policies and programs as disclosed in the proxy statement each year.
Prior to voting on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis,” the Summary Compensation Table, the Pay Versus Performance table, the other executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in this proxy statement, which more thoroughly discuss the Company’s compensation policies and programs.
This is an advisory vote, which means that this proposal is not binding. Regardless, the compensation and human capital committee values the opinions expressed by the Company’s stockholders and will take the voting results into account in determining how often the Company should conduct an advisory vote on executive compensation. While the Company believes that a vote once every year is the most appropriate choice for the Company and its stockholders, you are not voting to approve or disapprove the Board’s recommendation of an annual vote, but rather to make your own choice among a vote once every one year, every two years or every three years. You may also abstain from voting on this proposal.
Approval of the frequency on of holding the say on pay vote requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders advise the Company to include a non-binding, advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:
•one year;
•two years; or
•three years.”
The Board of Directors recommends a vote for continuing to hold the say on pay vote every ONE YEAR.

PROPOSAL 5 - APPROVAL OF THE COMPANY'S 2023 MANAGEMENT INCENTIVE PLAN
Upon recommendation of the compensation and human capital committee, our Board adopted the Vector Group Ltd. 2023 Management Incentive Plan (the “2023 Plan”) on June 15, 2023, subject to the approval of our stockholders. A copy of the 2023 Plan is attached as Annex A to this proxy statement. If stockholders approve this proposal, the 2023 Plan will be used for equity and non-equity grants made on or after the date of such approval (the “Effective Date”) and the 2023 Plan will replace the Vector Group Ltd. Amended and Restated 2014 Management Incentive Plan (the “2014 Plan”). If stockholders approve this proposal, no further grants will be made under the 2014 Plan which expires on February 26, 2024.
We recommend that stockholders approve the 2023 Plan to permit the continued use of equity-based compensation. Equity-based awards are an important part of our compensation structure and serve the best interests of our stockholders by:
•aligning the interests of our employees and non-employee directors with those of our stockholders,
•motivating and rewarding achievement of long-term growth, and
•enabling us to attract and retain talented employees who are critical to the successful execution of our business strategies.
In designing the 2023 Plan, the compensation and human capital committee reviewed the provisions of the 2014 Plan and equity plan best practices and approved several new provisions that further strengthen the alignment of the Company’s equity grants with stockholder interests.
The 2023 Plan provides for the Company to grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash-based awards.
The Company intends to register the issuance of shares under the 2023 Plan by filing a Registration Statement on Form S-8 after stockholder approval of the 2023 Plan.
Highlights of the 2023 Plan
The 2023 Plan authorizes for issuance a total of 8,000,000 shares, which includes 3,972,538 shares authorized but not issued under the 2014 Plan as of the date immediately prior to the annual meeting.
The 2023 Plan promotes good governance and includes features that protect stockholders’ interests, including:
•No liberal share recycling. Shares withheld or delivered to pay the exercise price or to satisfy tax withholding obligations may not be reused for future awards.
•No repricing, reloading or granting of discounted options. The 2023 Plan prohibits grants of discounted options or stock appreciation rights, the use of reload options and the repricing of options or stock appreciation rights without stockholder approval.
•No dividend equivalent payments on unvested or vested options and stock appreciation rights. Further, the 2023 Plan does not permit payment of dividend equivalent rights to holders of options and stock appreciation rights prior to the exercise of such awards.
•No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.
•No single-trigger change in control vesting. The 2023 Plan provides for double-trigger change in control vesting.
•No “evergreen” provision. Shares authorized for issuance under the 2023 Plan cannot be automatically replenished.
•All awards subject to minimum vesting. The 2023 Plan subjects all awards to a minimum vesting schedule of at least one year, other than (i) awards representing a maximum of five percent (5%) of the shares reserved for issuance under the 2023 Plan and (ii) for certain other events as determined by the compensation and human capital committee.
Description of the 2023 Plan
The 2023 Plan provides the Company with the ability to use equity-based awards to attract, retain and motivate its employees. These awards are designed to help align employees with the Company’s financial success and to encourage them to devote their best efforts to our business over the long term. As a result, we believe these awards help advance the interests of the Company and our stockholders.
The 2023 Plan will terminate ten years from inception unless terminated sooner.
A summary of the material features of the 2023 Plan is provided below, but does not replace or modify the terms of the 2023 Plan document which is attached as Annex A to this proxy statement and is incorporated herein by reference.

2023 Plan Share Limits
The aggregate number of shares of Common Stock that may be issued and as to which grants of awards may be made under the 2023 Plan is 8,000,000, which represents the sum of (i) 4,027,462 newly reserved shares of Common Stock and (ii) 3,972,538 shares, the number of shares of Common Stock remaining available for grant under the 2014 Plan as of the Effective Date. As of December 31, 2022, the closing price of our Common Stock was $11.86.
The Company may satisfy its obligations under any award granted under the 2023 Plan by issuing new shares or Treasury shares. Awards previously granted under the 2014 Plan will remain outstanding in accordance with their terms.
Shares subject to an equity award are counted only to the extent they are actually issued. Thus, awards which terminate by expiration, forfeiture, cancellation, or otherwise are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the 2023 Plan. The full number of options and stock appreciation rights granted that are to be settled by the issuance of shares of Common Stock will be counted against the number of shares available for award under the 2023 Plan, regardless of the number of shares actually issued upon settlement of any such award. Any shares withheld to satisfy tax withholding obligations on an award issued under the 2023 Plan, shares tendered to pay the exercise price of an award under the 2023 Plan and shares repurchased on the open market with the proceeds of an option exercise will not be eligible to be again available for grant under the 2023 Plan. Further, any substitute awards will not be counted against the shares available for granting awards under the 2023 Plan.
Assuming that the 2023 Plan is approved by stockholders, the equity overhang, or the percentage of outstanding shares represented by all currently outstanding stock awards plus the shares that could be issued pursuant to the 2023 Plan would be 4.8% of the shares of Common Stock that would then be outstanding (calculated as all shares issuable upon exercise of outstanding stock options and vesting of outstanding restricted stock awards plus shares available for future award under the 2023 Plan divided by the sum of (a) the Common Stock currently outstanding and (b) the shares in the numerator).
Participant Award Limits
No individual participant may receive in any calendar year equity awards exceeding 2,000,000 underlying shares of Common Stock. In addition, during the term of the 2023 Plan, no individual participant may receive equity awards exceeding one-half of the maximum number of shares of Common Stock in respect of which equity awards may be granted or paid out under the 2023 Plan.
Administration
The compensation and human capital committee is responsible for administering the 2023 Plan and has the discretionary power to interpret the terms and intent of the 2023 Plan and any related documentation, to determine eligibility for awards and the terms and conditions of awards, and to adopt rules, regulations, forms, instruments, and guidelines. The compensation and human capital committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisers. The compensation and human capital committee may delegate its powers with respect to awards intended to qualify for the exemption from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is available under Rule 16b-3 of the Exchange Act to the subcommittee; all references to the compensation and human capital committee with respect to such awards in this description of the 2023 Plan shall mean the subcommittee. The compensation and human capital committee may also delegate to one or more officers the power to designate other employees (other than officers subject to Section 16 of the Exchange Act) to be recipients of awards.
Eligibility
Employees, non-employee directors and consultants of the Company and its affiliates and/or subsidiaries who are selected by the compensation and human capital committee are eligible to participate in the 2023 Plan. As of December 31, 2022, the Company expects that approximately 375 employees and all our non-employee directors (seven as of December 31, 2022) will be eligible to receive awards in the 2023 Plan.
Types of Awards
The 2023 Plan provides that the compensation and human capital committee may grant awards of various types. A description of each of the types of awards follows.
Stock Options. The compensation and human capital committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) under the 2023 Plan. Eligibility for ISOs is limited to employees of the Company and its subsidiaries. The exercise price for options cannot be less than the fair market value of the Company’s Common Stock as of the date of grant. The latest expiration date cannot be later than the tenth anniversary of the date of grant. Fair market value under the 2023 Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The exercise price may be paid by means approved by the compensation and human capital committee, which may include cash or check, the tendering of previously acquired Common Stock, a reduction in shares issuable upon exercise which have a value at the time of exercise that is equal to the option price (a “net exercise”), to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise or any other legal consideration that the compensation and human capital committee may deem appropriate on such basis as the compensation and human capital committee may determine in accordance with the 2023 Plan. During the period prior to exercise of an option, the participant will not have any right to transfer any rights under the subject option and shall not have any rights of ownership in the shares underlying the option, including the right to vote such shares or receive dividend equivalents.
Stock Appreciation Rights. The compensation and human capital committee may grant stock appreciation rights (“SARs”) under the 2023 Plan either alone or in tandem with stock options. The grant price of a SAR cannot be less than the fair market value of the Company’s Common Stock as of the date of grant. During the period prior to exercise of a SAR, the participant will not have any right to transfer any rights under the subject SAR and shall not have any rights of ownership in any shares underlying the SAR, including the right to vote any such shares or receive dividend equivalents.
Restricted Stock and Restricted Stock Units. The compensation and human capital committee may award restricted stock awards and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards are unfunded, unsecured rights to receive shares of stock, or the cash equivalent thereof, to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting rights. The compensation and human capital committee may on or after the grant date authorize the right to receive dividends on restricted shares on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided that, unless set forth otherwise in an award agreement, no dividends will be paid at a time when the restricted shares remain subject to a substantial risk of forfeiture and such dividends will revert back to the Company if the applicable restrictions, limitations and conditions are not satisfied. A holder of restricted stock units will have no right of ownership in the shares underlying the restricted stock units, including the right to vote such shares, but the compensation and human capital committee may on or after the grant date, authorize the payment of dividend equivalents on such shares in cash or securities (including securities of another issuer) on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided that no dividend equivalents will be pad at a time when the restricted period applies to such restricted stock units and such dividend equivalents will revert back to the Company if the applicable restrictions, limitations and conditions are not satisfied.
Performance Share and Performance Unit Awards. Performance share and performance unit awards may be granted under the 2023 Plan. Following the completion of a performance cycle, the compensation and human capital committee will determine whether, and to what extent, the performance goals for the performance cycle have been achieved and, if so, to also calculate and determine the amount of the performance share award earned for that performance cycle. The performance goals may vary from participant to participant, group to group, and period to period.
The performance criteria that will be used to establish the performance goal(s) may be, but are not required to be, based on any one of, or combination of, the following financial and non-financial metrics with respect to the entire Company or a business unit, as determined by the compensation and human capital committee: net sales or revenue, unit sales, return measures (including, but not limited to, return on invested capital, assets, net assets, capital, equity and sales), gross or net profit margin, operating expense ratios, operating expense targets, productivity ratios, adjusted operating income or earnings (on a financial reporting segment basis), gross or operating margins, adjusted earnings before or after taxes, interest, depreciation and/or amortization (on a financial reporting segment basis), net earnings or net income (before or after taxes), adjusted earnings per share, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment, funds from operations or similar measures, capital expenditures, share price (including, but not limited to, growth measures and total stockholder return), appreciation in the fair market value or book value of the shares, cash dividends declared per share, stockholder returns, dividends and other distributions, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratio, debt levels, budget achievement, expense reduction or cost savings, operating margins, quantitative measures of customer satisfaction, quantitative measures of employee satisfaction/engagement, market share and/or new or expanded market penetration, acquisitions, strategic transactions or business expansion, product line diversification, employee retention/attrition, productivity improvements, inventory control/efficiency, measures of diversity, equity and inclusion and measures of environmental factors, including targets of the impact of climate change.
Cash-Based Awards. The compensation and human capital committee may grant cash-based awards under the 2023 Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the compensation and human capital committee may determine that are consistent with the terms of the 2023 Plan. Although based on a specified amount of cash, cash-based awards may be paid, in the compensation and human capital committee’s discretion, either in cash or by the delivery of shares of Common Stock. The performance goals for cash awards granted under the 2023 Plan may be used based upon one or more of the criteria described above and shall be administered consistent with the rules described above under the heading “Performance Share and Performance Unit Awards.”
Other Stock-Based Awards. The compensation and human capital committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, performance shares, or performance units. The terms and conditions of each other stock-based award shall be determined by the compensation and human capital committee. Payment under any other stock-based award will be made in shares of Common Stock or cash, as determined by the compensation and human capital committee.
Adjustment of Awards
The compensation and human capital committee will make or provide for such adjustments in the share reserve and per-person limitations set forth in the 2023 Plan, number of shares covered by outstanding awards, option price or base price applicable to outstanding options and SARs and the kind of shares available for grant and covered by outstanding awards, as the compensation and human capital committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of rights of participants that would otherwise result from (i) any stock dividend, stock split, combination or exchange of shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing
Treatment of Awards Upon a Change in Control
Except as otherwise expressly provided in an award agreement, if a participant’s employment is terminated by the Company or any successor entity thereto without “Cause”, or by a participant for “Good Reason” (each, as defined in the 2023 Plan), in either case, on or within two years after a “Change in Control” (as defined in the 2023 Plan), (i) each award granted to such participant prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable and (ii) any shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days following such participant’s termination of employment), except to the extent that payment of such award must remain payable on the date(s) provided in the award agreement in order to comply with Section 409A. Except as otherwise expressly provided in an award agreement, in the event a participant’s awards are not assumed, substituted or replaced in connection with the Change in Control, such participant’s then outstanding awards shall immediately vest and shall be settled in cash, shares or a combination thereof, as determined by the compensation and human capital committee (except to the extent that settlement of such awards must remain payable on the date(s) provided in the underlying award agreement and provisions of the 2023 Plan in order to comply with Section 409A).
Except as otherwise expressly provided in an award agreement, as of the Change in Control date, any outstanding awards subject to satisfying a performance goal or goals shall be deemed earned at the actual performance level as of the date of the Change in Control with respect to all open performance cycles and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance cycle.
Termination of Employment
The compensation and human capital committee will determine how each award will be treated following termination of the holder’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.
Amendment of Awards or 2023 Plan
The compensation and human capital committee may at any time alter, amend, modify, suspend, or terminate the 2023 Plan or any outstanding award in whole or in part. No amendment of the 2023 Plan will be made without stockholder approval if stockholder approval is required by law or stock exchange rules or such amendment would (i) modify the repricing provisions of the 2023 Plan, (ii) materially increase benefits accruing to participants, (iii) increase the number of shares issued or issuable under the 2023 Plan, (iv) increase any limitation set forth on the number of shares which may be issued or the aggregate value of awards under the share reserve or the per-person limitations set forth in the 2023 Plan, except adjustments permitted under the 2023 Plan, (v) modify the eligibility requirements for participants in the 2023 Plan or (vi) reduce the minimum option price and base price from the terms set forth in the 2023 Plan. No amendment may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the 2023 Plan.
Minimum Vesting
All awards are subject to a minimum vesting schedule of at least twelve months following the date of the grant of the award, provided that vesting may accelerate in connection with death, retirement, a Change in Control or other involuntary termination of employment. Notwithstanding the foregoing, up to 5% of the shares available for grant under the 2023 Plan may be granted with a minimum vesting schedule that is shorter than twelve months.
Additional Provisions
Under no circumstances may a participant transfer an award for consideration. Neither incentive stock options nor, except as the compensation and human capital committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. However, an award may be transferred as necessary to fulfill a domestic relations order. During a recipient’s lifetime, awards requiring exercise may be exercised only by the holder (except in the case of legal incapacity).
If provided in the award agreement or an associated agreement, a participant’s rights to an award may be subject to the participant agreeing to not compete with the Company or any of its subsidiaries, and to not solicit the Company’s customers or employees.
Generally, deferrals of compensation, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, including any rules or regulations promulgated thereunder (the “Code”), are not permitted under the 2023 Plan. However, the compensation and human capital committee may permit a participant to defer compensation received under the 2023 Plan in accordance with the requirements of Section 409A of the Code.
To comply with the laws in other countries in which the Company or its investees and/or subsidiaries operate or may operate or have employees or directors, the compensation and human capital committee may establish sub-plans under the 2023 Plan and modify the terms of the awards made to such employees, and directors.
By accepting an award, each participant consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any action arising out of or relating to the 2023 Plan or any award and waives any objection to the laying of venue of any litigation arising out of the 2023 Plan or award in the courts of the State of Delaware. Each participant also waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the 2023 Plan or any award hereunder.
Each participant in the 2023 Plan recognizes and agrees that he or she has no right to any benefits under the 2023 Plan and expressly waives any right to contest the amount of an award, the terms of any award agreement, any determination, action or omission hereunder or under any award agreement by the compensation and human capital committee, the Company or the board of directors, or any amendment to the 2023 Plan or award granted thereto. The 2023 Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974. Except as expressly provided in an award agreement, neither the 2023 Plan nor any award agreement will confer on any person other than the Company and a grantee of an award any rights or remedies thereunder.
Non-Employee Director Awards
The 2023 Plan will also be used to grant equity awards to non-employee directors, so that they too will develop a sense of proprietorship and personal involvement in the development and financial success of the Company and so that their interests will be more closely aligned with those of our stockholders.
Non-employee directors can be granted any of the awards available under the 2023 Plan except ISOs, which are only available for employees. The Board shall from time to time determine the nature and number of awards to be granted to non-employee directors. The aggregate value of all compensation granted or paid to a non-employee director in his or her capacity as a non-employee director, with respect to any calendar year, will not exceed $500,000, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
New Plan Benefits
No awards will be granted under the 2023 Plan prior to its approval by our stockholders. Awards under the 2023 Plan will be granted at the discretion of the compensation and human capital committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the 2023 Plan. The awards granted in 2022 under the 2014 Plan, which would not have changed if the 2023 Plan had been in place instead of the 2014 Plan, are set forth in the table below.

Name	Dollar Value ($)(1)	Number of Shares/Units
Howard M. Lorber	$6,660,000	600,000
Richard J. Lampen	$1,998,000	180,000
J. Bryant Kirkland III	$1,110,000	100,000
Marc N. Bell	$1,110,000	100,000
Nicholas P. Anson	$222,000	20,000
All current executive officers, as a group (6 persons)	$11,433,000	1,030,000
All non-employee directors, as a group (6 persons)(2)	$505,350	45,000
All non-executive officer employees, as a group	$444,000	40,000
(1)    The value reported in this column is the aggregate grant date fair value of stock awards granted in 2022, determined in accordance with FASB ASC Topic 718
(2)    There were seven non-employee directors as of December 31, 2022, but only six non-employee directors received equity awards in 2022.
Equity Compensation Plan Information - Existing Plan
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of June 2, 2023.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2), (3)
Plan Category
Equity compensation plans approved by stockholders (1), (4)	2,767,504	$16.89	3,972,538
Equity compensation plans not approved by stockholders	—	—	—
Total	2,767,504	$16.89	3,972,538
___________________________
(1)Represents options to purchase shares of the Company’s Common Stock under the following stockholder-approved plan: the 2014 Plan. There are also 2,683,750 unvested shares of restricted stock outstanding (which includes 1,100,000 shares of performance based restricted stock) as of June 2, 2023.
(2)Excludes securities reflected in first column.
(3)All shares remaining available for future issuance relate to the 2014 Plan.
(4)Options outstanding have a weighted average life of 3.14 years.

Federal Income Tax Consequences
The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the 2023 Plan under the law in effect on the date of this proxy statement. The summary is general in nature and does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2023 Plan, nor does it cover state, local, or non-U.S. taxes, and should not be relied upon as tax advice.
Incentive Stock Options
In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by the Company as compensation. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction.
Nonqualified Stock Options

In general, in the case of a NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. For employee optionees, the same amount is deductible by the Company as compensation, provided that income taxes are withheld from the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of one hundred thousand dollars ($100,000).
Stock Appreciation Rights
Upon exercise of a SAR, an employee will recognize taxable income in an amount equal to the aggregate cash received or the fair market value of the unrestricted shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the employee.
Restricted Stock
An employee will not recognize any income upon the grant of an award of restricted stock. Ordinary income will be realized by the employee in an amount equal to the fair market value of the shares on the date that the restrictions on transfer lapse. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of grant. Provided that the election is made in a proper and timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the employee may not claim a deduction with respect to the income recognized as a result of the election.
Generally, when an employee disposes of shares acquired under the 2023 Plan , the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.
Restricted Stock Units
Employees who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the shares or cash delivered at such time, and the Company will receive a corresponding deduction.
Section 409A
If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Recipients are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.
Other Tax Consequences
State tax consequences may in some cases differ from those described above. In addition, awards made under the 2023 Plan may be made to persons who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.
Awards under the 2023 Plan may be subject to tax withholding. Where an award results in income subject to withholding, participants may satisfy their tax withholding requirements by causing shares of Common Stock to be withheld. Otherwise, the Company may require the participant to remit the necessary taxes to the Company.
Under the “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional federal excise tax of 20%, and may be nondeductible to the Company.
Approval of the 2023 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Board of Directors recommends that stockholders vote “FOR” Item 5 to approve the 2023 Management Incentive Plan.

PROPOSAL 6 - ADVISORY VOTE ON STOCKHOLDER PROPOSAL - INDEPENDENT BOARD CHAIRMAN
The Company received the following proposal from Kenneth Steiner, 14 Stoner Avenue, Apartment 2M, Great Neck, NY 11021:
Proposal 6 - Independent Board Chairman

The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.
The Chairman shall not be a former CEO of the company.
It is best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic in 2020.
The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.
This proposal topic received impressive 43% shareholder support at the 2022 Vector Group annual meeting. The current chairman, Bennett LeBow, age 85, needs to be replaced by an independent board chairman. A sign that a new chairman is needed is the large number of 2022 against votes targeted to our current directors:
Stanley Arkin, chair of the executive pay committee    69% against
Henry Beinstein, chair of the audit committee    23% against
Paul Carlucci, age 75 and only a "private investor"    46% against
Jean Sharpe, age 76 and only a "private investor"    48% against

And executive pay was rejected by 55% of voting shares. And Vector stock is way down from $20 in 2017. The lack of an independent Board Chairman is an unfortunate way to discourage effective Board oversight.
Please vote yes:

Independent Board Chairman - Proposal 6

DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 6 FOR THE FOLLOWING REASONS:
The Company is committed to sound corporate governance policies and practices that enhance stockholder returns. As explained in the Company’s definitive proxy statement for its 2022 Annual Meeting, after careful consideration, the Board believes that the proposal to adopt as policies and amend the Company’s governing documents to require the separation of the offices of Chairman of the Board and Chief Executive Officer and require that the Chairman of the Board, whenever possible, be an independent member of the Board that is not a former Chief Executive Officer of the Company is not in the best interests of stockholders for the following reasons:

•the Company’s existing leadership structure and governance practices demonstrate the Company’s commitment to independent oversight of and by the Board, including a Chairman who is independent under the New York Stock Exchange listing rules and separate from the Company’s Chief Executive Officer;
•the Board should continue to have flexibility to determine the best leadership scheme, rather than being forced to follow a rigid and prescriptive approach; and
•our stockholders considered and rejected similar proposals at our 2019 and 2022 Annual Meetings.
The Company’s existing leadership structure and governance practices, which include an independent Chairman and separates the roles of Chairman and Chief Executive Officer, demonstrate the Company’s commitment to independent oversight of and by the Board.
We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by shareholder advisory organizations and the practices of other publicly held companies. After such careful consideration, we believe our existing corporate governance policies and practices promote independence and effective oversight of management by the Board.
Our Board has determined that Bennett S. LeBow, the current Chairman of the Board, has no material relationship with the Company and meets the New York Stock Exchange listing standards for independence. Mr. LeBow’s independence demonstrates the Company’s ongoing commitment to independent oversight of the Board and highlights the Company’s commitment to corporate governance practices that are effective in creating sustainable, long-term value for the Company’s stockholders. The Board believes that Mr. LeBow’s experience with the Company enables him to lead the Board effectively and independently. According to the 2022 Spencer Stuart Board Index, only 36% of all S&P 500 companies have an independent chairman, demonstrating that the Company is at the forefront of strong corporate governance practices in this regard.
Since 2005, our Board has been in the practice of separating the roles of our Chairman and our Chief Executive Officer and two different persons presently occupy these roles: Mr. LeBow as Chairman and Mr. Lorber as Chief Executive Officer. In this context, the Company compares favorably with the majority (57%) of S&P 500 companies that have different individuals occupying the chairman and chief executive officer roles, according to the 2022 Spencer Stuart Board Index. The Board currently believes this approach allows our Chairman to focus on providing guidance to the Chief Executive Officer and presiding over the full board while our Chief Executive Officer focuses on the strategic direction of the Company and the day-to-day leadership and performance of the Company. This historical practice and judgment by the Board is more than adequate to ensure the independent functioning of our Board and independent oversight of management.
Furthermore, six of the nine directors included in this proxy statement are independent under the New York Stock Exchange rules, including, as noted above, Chairman LeBow, and the Board’s newest member, Mr. White, who joined the Board in 2021. Our independent directors have robust roles in overseeing our Company and its management. Each of the members of the Company’s audit committee, compensation and human capital committee and corporate responsibility and nominating committee meets the New York Stock Exchange listing standards for independence. In addition, the independent directors meet periodically in executive session, providing many opportunities for independent thinking and evaluation of the Chief Executive Officer and other officers.
The Board should continue to have flexibility to determine the best leadership scheme, rather than being forced to follow a rigid and prescriptive approach.
The Company’s Corporate Governance Guidelines provide that the Board is free to choose its Chairman and Chief Executive Officer in any way it deems best for the Company at any time. Our Board believes that it is uniquely qualified to evaluate the optimal leadership structure for the Board on behalf of our Company and stockholders from time to time. The adoption of a mandate that the Chairman be an independent director and that the roles of Chairman and Chief Executive Officer be occupied by different persons would impose unnecessary restrictions on the Board in determining the optimal leadership structure, including by restricting the Board from considering relevant facts, circumstances and criteria that may exist in the future.
Our Board regularly reviews the Company’s leadership structure and believes that the decisions of whom to appoint as Chairman and Chief Executive Officer should be based on the present needs of the Company, including the Company’s strategic priorities, the benefit of continuity of leadership and expertise, the dynamic environment in which we operate and investor feedback. A policy that eliminates a candidate without regard to these considerations, such as the policy set forth by the proponent, is inappropriate and would limit the Board’s ability to use its robust knowledge of the Company’s leadership team, strategic goals, opportunities, and challenges when choosing the appropriate Chairman and Chief Executive Officer.
Furthermore, the Board has a fiduciary duty to act in the Company’s and stockholders’ best interests. The proper discharge of this duty requires the Board to retain the flexibility to determine the person(s) best suited for the roles of Chairman and Chief Executive Officer. This fiduciary duty mandates that the Board routinely evaluate and determine the most appropriate

Board leadership structure. The Board believes that its decision should be driven by this fiduciary obligation to the Company and its stockholders, rather than a broad “one size fits all” approach that would be required by the proponent’s proposal.
The Company’s stockholders considered and rejected similar proposals by the proponent at our 2019 and 2022 Annual Meetings.
At our 2019 and 2022 Annual Meetings, the proponent made similar proposals to require that the Chairman be an independent member of the Board by amending the Company’s governance documents, as necessary. However, the Company’s stockholders considered and rejected both proposals.
Summary
The Board is continuously seeking new ways to improve the effectiveness of the Company’s leadership to maximize value for stockholders and is committed to good governance and independent oversight. Most recently, in December 2022, the Board adopted updates to the Company’s Corporate Governance Guidelines as well as its audit committee and corporate responsibility and nominating committee charters to formally assign responsibility for Environment, Social and Governance matters. As discussed above, the Board continues to maintain its steadfast commitment to governance practices that maximize stockholder value. Our current Chairman of the Board is independent under the New York Stock Exchange listing standards and the Board is committed to choosing the best leadership structure for the company after considering all circumstances. This proposal seeks to limit the Board’s ability to leverage its experience and deep knowledge of the Company in favor of a restrictive approach that would leave the Board with less room to navigate changed circumstances in the future. For the reasons discussed above, the Board believes that the current leadership structure and the actions of the Board highlight its commitment to strong governance and effective independent oversight while permitting the Board to exercise its judgment on the best approach for the Company moving forward.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

MISCELLANEOUS
Annual Report

    The Company will mail, on June 16, 2023 with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137.

Registering to Attend the Virtual Annual Meeting as a Beneficial Owner

If your shares are registered in the name of your broker, bank or other agent, you are the "beneficial owner" of those shares and those shares are considered as held in "street name." To attend the annual meeting, beneficial owners must first obtain a valid legal proxy from their broker, bank or other agent and then register in advance to virtually attend the annual meeting. Follow the instructions from your broker or bank included with the proxy materials or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the annual meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC ("AST"). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.

Requests for registration must be labeled as "Legal Proxy" and be received by AST no later than 5:00 PM ET on Monday, July 17, 2023.

You will receive confirmation of your registration by email after AST receives your registration materials, after which you may attend the annual meeting and vote your shares at https://web.lumiagm.com/254176245 during the meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no Forms 5 were required, during and with respect to the fiscal year ended December 31, 2022, all reporting persons timely complied with all filing requirements applicable to them with respect to the Company's equity securities, except that a Form 5 was not filed within the required period for Mr. Carlucci, a director, in connection with shares acquired through a dividend reinvestment plan administered by Mr. Carlucci's broker.
Communications with Directors
Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.
Although the Company does not have a policy regarding directors’ attendance at the annual meeting of stockholders, all directors are invited to attend the annual meeting. Six of the Company’s directors attended the Company’s 2022 annual meeting.
Stockholder Proposals for the 2024 Annual Meeting
Proposals of stockholders intended to be presented at the 2024 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, on or before February 17, 2024 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by no earlier than March 28, 2024 and no later than April 27, 2024.
Director nominees for inclusion in the Company's proxy statement relating to the 2024 annual meeting of stockholders, pursuant to the Company's proxy access bylaw, must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, no earlier than January 18, 2024 and no later than February 17, 2024.
In addition to satisfying the foregoing advance notice requirements under the Company's Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by the Company's Bylaws and Rule 14a-19 under the Exchange Act either postmarked or transmitted electronically to the Company no earlier than January 18, 2024 and no later than February 17, 2024. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under the Company's Bylaws.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON JULY 26, 2023
A copy of this proxy statement, the enclosed proxy card and the 2022 Annual Report of Vector Group Ltd. on Form 10-K can be found at the website address: www.vectorgroupltd.com/investor-relations/.

Householding of Annual Meeting Materials
Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, or via telephone at 305-579-8000, the Company will provide separate copies of the Annual Report and/or this proxy statement. If a stockholder receives multiple copies of the Annual Report and/or this proxy statement, he or she may request householding in the future by contacting the Company at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137 or calling 305-579-8000.
Other Matters
The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $50,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.
The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Dated: June 16, 2023

VECTOR GROUP LTD.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2023 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.
The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2023 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held via live webcast at https://web.lumiagm.com/254176245 on Wednesday, July 26, 2023 at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF VECTOR GROUP LTD.

July 26, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/03819/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3, ONE YEAR FOR ITEM 4, FOR ITEM 5 AND AGAINST ITEM 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

The Board of Directors recommends you vote FOR all the listed nominees on Item 1.
1. The election to the Company's Board of Directors of the nine nominees named in the Proxy Statement:
	For	Against	Abstain
Nominees:
1a. Bennett S. LeBow	☐	☐	☐
1b. Howard M. Lorber	☐	☐	☐
1c. Richard J. Lampen	☐	☐	☐
1e. Henry C. Beinstein	☐	☐	☐
1f. Ronald J. Bernstein	☐	☐	☐
1g. Paul V. Carlucci	☐	☐	☐
1h. Jean E. Sharpe	☐	☐	☐
1i. Barry Watkins	☐	☐	☐
1j. Wilson L. White	☐	☐	☐

The Board of Directors recommends you vote FOR Items 2 and 3, ONE YEAR for Item 4 and FOR Item 5.

2. Advisory vote on executive compensation (the “say on pay vote”):

FOR	☐

AGAINST	☐

ABSTAIN	☐

3. Approval of ratification of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2023:

FOR	☐

AGAINST	☐

ABSTAIN	☐

4. Advisory vote on the frequency of say on pay vote:

ONE YEAR	☐

TWO YEARS	☐

THREE YEARS	☐

5. Approval of the Company's 2023 Management Incentive Plan

FOR	☐

AGAINST	☐

ABSTAIN	☐

The Board of Directors recommends you vote AGAINST Item 6.
6. Advisory vote on a stockholder proposal requesting the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director.

FOR	☐

AGAINST	☐

ABSTAIN	☐

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of all nominees, FOR the advisory say on pay vote, FOR the ratification of the independent registered public accounting firm, ONE YEAR for the frequency of say on pay vote, FOR the 2023 Management Incentive Plan and AGAINST the advisory stockholder proposal regarding the adoption of amendments to the Company's governing documents to require the Chairman of the Board of Directors to be an independent director.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder               Date            Signature of Stockholder                    Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNEX A

VECTOR GROUP LTD.
2023 MANAGEMENT INCENTIVE PLAN

1.Establishment, Purpose and Duration. Vector Group Ltd. (referred to below as the “Company”) hereby establishes an incentive compensation plan to be known as the 2023 Management Incentive Plan (the “Plan”), effective as of [•], 2023 (the “Effective Date”). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Other Stock-Based Awards and Cash-Based Awards. The purpose of the Plan is to attract and retain Employees, Non-Employee Directors, and Consultants and to provide additional incentives for these persons consistent with the long-term success of the Company’s business. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no further Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. The Plan will replace the Company’s Amended and Restated 2014 Management Incentive Plan (“2014 Plan”) and, as of the Effective Date, no further grants will be made under the 2014 Plan.

2.     Definitions. As used in the Plan, the following terms shall be defined as set forth below:

2.1    “2014 Plan” shall have the meaning set forth in Section 1.

2.2    “Act” means the Securities Exchange Act of the 1934, as amended.

2.3    “Affiliate” means, with respect to any person, any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.

2.4    “Award” or “Awards” means, individually or collectively, except where referring to a particular category of grant under the Plan, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Share Awards, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.5    “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.6    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

2.7    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Act.

2.8    “Board” means the Board of Directors of the Company.

2.9    “Business Combination” shall have the meaning set forth in Section 13.3.

2.10    “Cash-Based Award” means an award granted to a Participant as described in Section 11.

2.11    “Cause” means (a) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Cause”, “Cause” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following: (i) such Participant’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction, (ii) such Participant’s attempted commission of, or participation in, a fraud or theft against the Company or any client of the Company, (iii) such Participant’s engagement in gross negligence or misconduct that causes financial or reputational harm to the Company or its Affiliates, (iv) such Participant’s repeated failure to substantially perform his or her duties and responsibilities to the Company (other than failure resulting from incapacity due to mental or physical illness or injury or from any permitted leave required by law) or (v) such Participant’s material violation of any contract or agreement between the Participant and the Company (including any restrictive covenant agreements) or any written Company policy (including any code of conduct). The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time.

2.12    “Change in Control” shall have the meaning given to it in Section 13.3.

2.13    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.14    “Committee” means the committee of the Board described in Section 4.

2.15    “Consultant” means any natural person, including an advisor, engaged by the Company or any Subsidiary to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).

2.16    “Controlled Entity” shall have the meaning set forth in Section 13.3.

2.17    “Company” means Vector Group Ltd. or its successor.

2.18    “Effective Date” shall have the meaning set forth in Section 1 above.

2.19    “Election Contest” shall have the meaning set forth in Section 13.3.

2.20    “Employee” means any person designated as an employee of the Company, any of its Affiliates, and/or any of its or their Subsidiaries on the payroll records thereof.

2.21    “Executive Officer” means an “executive officer” of the Company as defined by Rule 3b-7 under the Act. To the extent that the Board takes action to designate the persons who are the “executive officers” of the Company, the persons so designated (and no others) shall be deemed to be the “executive officers” of the Company for all purposes of the Plan.

2.22    “Family Member” means a Participant’s spouse, parents, children and grandchildren.

2.23    “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, an average of trading days or on any other basis consistent with the requirements of the stock rights exemption under Section 409A of the

Code using actual transactions involving Shares, as determined by the Committee in its discretion. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of Fair Market Value shall be specified in each Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the Fair Market Value shall be the price at which the Shares are sold by the broker.

2.24    “Good Reason” means (a) with respect to a Participant employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Participant, the occurrence of any of the following in the absence of written consent of a Participant, (i) the transfer of the Participant’s primary work site to a new primary work site that is more than 50 miles from the Participant’s primary work site in effect immediately before a Change in Control; or (ii) a diminution of the Participant’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees. Notwithstanding the foregoing, placing the Participant on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate the Participant for Cause, shall not constitute Good Reason. If the Participant does not deliver to the Company or the Subsidiary of whom he is an Employee, as applicable, a written notice of termination within 60 days after the Participant has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Participant must give the Company or the Subsidiary, as applicable, notice and 30 days to cure the event constituting Good Reason.

2.25    “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.26    “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

2.27    “Incumbent Board” shall have the meaning set forth in Section 13.3.

2.28    “Non-Control Transaction” shall have the meaning set forth in Section 13.3.

2.29    “Non-Employee Director” means a member of the Board who is not an Employee.

2.30    “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.31    “Option” means any option to purchase Shares granted under Section 5.

2.32    “Option Price” means the purchase price payable upon the exercise of an Option.

2.33    “Other Stock-Based Awards” means an equity-based or equity-related Award not otherwise described by the terms of this Plan granted under Section 10.

2.34    “Participant” means an Employee, Non-Employee Director or a Consultant who is selected by the Committee to receive benefits under the Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.35    “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant with respect to the Performance Cycle for a Performance-Share Award. The Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or an organizational level specified by the Committee, including, but not limited to, a Subsidiary or unit, division, group of the Company or a Subsidiary. Performance Criteria may be measured on an absolute or relative basis, including but not limited to performance as measured against a group of peer companies or by a financial market index. The Performance Criteria that will be used to establish such Performance Goal(s) may be, but are not required to be, based on any one of, or combination of, the following financial and non-financial metrics with respect to the entire Company or a business unit, as determined by the Committee: net sales or revenue, unit sales, return measures (including, but not limited to, return on invested capital, assets, net assets, capital, equity and sales), gross or net profit margin, operating expense ratios, operating expense targets, productivity ratios, adjusted operating income or earnings (on a financial reporting segment basis), gross or operating margins, adjusted earnings before or after taxes, interest, depreciation and/or amortization (on a financial reporting segment basis), net earnings or net income (before or after taxes), adjusted earnings per share, cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment, funds from operations or similar measures, capital expenditures, share price (including, but not limited to, growth measures and total stockholder return), appreciation in the fair market value or book value of the Shares, cash dividends declared per Share, stockholder returns, dividends and other distributions, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratio, debt levels, budget achievement, expense reduction or cost savings, operating margins, quantitative measures of customer satisfaction, quantitative measures of employee satisfaction/engagement, market share and/or new or expanded market penetration, acquisitions, strategic transactions or business expansion, product line diversification, employee retention/attrition, productivity improvements, inventory control/efficiency, measures of diversity, equity and inclusion and measures of environmental factors, including targets of the impact of climate change.

2.36    “Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of a Restricted Share Award, Restricted Stock Unit, Performance Share Award or Cash-Based Award. A Performance Cycle shall not be less than 12 months.

2.37    “Performance Goals” means, with respect to a Restricted Share Award, a Restricted Stock Unit Award, a Performance Share Award or a Cash-Based Award, the specific goal or goals established in writing by the Committee for the Performance Cycle applicable to such Award, which may be based upon one or more Performance Criteria.

2.38    “Performance Share Award” means an Award denominated in either Shares or share units granted pursuant to Section 9.

2.39    “Plan” shall have the meaning set forth in Section 1 above.

2.40    “Proxy Contest” shall have the meaning set forth in Section 13.3.

2.41    “Restricted Period” means a period of time established under Section 8 with respect to Restricted Stock Units.

2.42    “Restricted Shares” means Shares granted under Section 7 subject to a substantial risk of forfeiture.

2.43    “Restricted Stock Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified period.

2.44    “Share Authorization” means the maximum number of Shares available for grant under the Plan, as described in Section 3.

2.45    “Shares” means the common stock of the Company.

2.46    “Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.

2.47    “Stock Appreciation Right” means a right granted under Section 6.

2.48    “Subcommittee” means a subcommittee of the Board which shall be composed of at least two directors who are “non-employee” directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

2.49    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.50    “Substitute Award” means any Award granted or issued to a Participant in assumption or substitution of either outstanding awards or the right or obligation to make future awards by an entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary combines.

2.51    “Surviving Corporation” shall have the meaning set forth in Section 13.3.

2.52    “Voting Securities” shall have the meaning set forth in Section 13.3.

3.    Award Limits Under the Plan.

3.1    Number of Shares Reserved for Awards.

(a)The aggregate number of Shares that may be issued and as to which grants of Awards may be made under the Plan is 8,000,000, which represents the sum of (i) 4,027,462 newly reserved Shares and (ii) 3,972,538 Shares, the number of Shares remaining available for grant under the 2014 Plan.

(b)No individual Participant may receive in any calendar year equity Awards exceeding 2,000,000 underlying Shares. In addition, during the term of the Plan, no individual Participant may receive equity Awards exceeding one-half of the maximum number of Shares in respect of which equity Awards may be granted or paid out under the Plan.

(c)Subject to the limits set forth in Section 3.1(a) on the number of Shares that may be granted in the aggregate under the Plan, the aggregate value of all compensation granted or paid, as applicable, to a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director in his or her capacity as a Non-Employee Director, will not exceed $500,000, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

3.2    Share Usage.

(a)Any Shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. In addition, Restricted Shares that are forfeited shall again be available for grant under the Plan.

(b)The full number of Nonqualified Stock Options, Incentive Stock Options and Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of any such Award.

(c)Any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will not be eligible to be again available for grant under the Plan.

(d)Substitute Awards shall not be counted against the Shares available for granting Awards under the Plan.

4.    Plan Administration.

4.1    Board Committee Administration. The Plan shall be administered by the Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. In the case of Awards intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, references in this Plan to the Committee shall mean the Subcommittee, unless the functions of the Subcommittee have been assumed by the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of the Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee or the Subcommittee shall be liable to any person for any such action taken or determination made in good faith.

4.2    Terms and Conditions of Awards. The Committee shall have final discretion, responsibility, and authority to:

(a)grant Awards;

(b)determine the Participants to whom and the times at which Awards shall be granted;

(c)determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, and the applicable terms, conditions, and restrictions, including the length of time for which any restriction shall remain in effect;
(d)establish and administer Performance Goals and Performance Cycles relating to any Award;

(e)determine the rights of Participants with respect to an Award upon termination of employment or service as a director;

(f)determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered;

(g)accelerate the vesting of an Award;

(h)interpret the terms and provisions of Award Agreements;

(i)provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee; and

(j)make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may solicit recommendations from the Company’s Chief Executive Officer with respect to the grant of Awards under the Plan. The Committee (or, as permitted under Section 4.3, the Company’s Chief Executive Officer) shall determine the terms and conditions of each Award at the time of grant. No Participant or any other person shall have any claim to be granted an Award under the Plan at any time, and the Company is not obligated to extend uniform treatment to Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

4.3    Committee Delegation. The Committee may delegate to the Company’s Chief Executive Officer the authority to grant Awards to Participants who are not Non-Employee Directors or Executive Officers and to interpret and administer Awards for such Non-Employee Directors and Executive Officers. Any such delegation shall be subject to the limitations of Section 157(c) of the Delaware General Corporate Law. The Committee may also delegate the authority to grant Awards to any subcommittee(s) consisting of members of the Board, including the Subcommittee.

4.4    Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, all Awards to Non-Employee Directors must be authorized by the Board.

4.5    Employee’s Service as Non-Employee Director or Consultant. An Employee who receives an Award, terminates employment, and immediately thereafter begins performing service as a Non-Employee Director or Consultant shall have such service treated as service as an Employee for purposes of the Award. The previous sentence shall not apply when (a) the Award is an Incentive Stock Option or (b) prohibited by law.

5.    Options. The Committee may authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1    Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2    Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except in the case of Substitute Awards as provided in Section 10. In the event of Awards that are contingent on stockholder approval of the Plan, the Committee shall provide for adjustment to the Option Price or Base Price to ensure that that price is not lower than the closing selling price of a Share reported on the New York Stock Exchange on the date of stockholder approval of the Plan.

5.3    Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include in the Committee’s sole discretion: (a) cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) non- forfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the Option Price, (c) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the Option Price (a “net exercise”), (d) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (e) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with the Plan or (f) any combination of the foregoing. For the avoidance of doubt, Participants who receive Options to purchase Shares shall have no legal right to own or receive Shares withheld from delivery upon exercise pursuant to Section 5.3(c), and otherwise shall have no rights in respect of such Shares whether as a stockholder or otherwise.

5.4    Vesting. Any grant may specify (a) a waiting period or periods before Options shall become exercisable and (b) permissible dates or periods on or during which Options shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.

5.5    Ownership Rights. During the period prior to exercise of an Option, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Option, including the right to vote such Shares or receive dividend equivalents.

5.6    Provisions Governing ISOs. Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Participant during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. Options failing to qualify as Incentive Stock Options for any reason will be treated as Nonqualified Stock Options, rather than being forfeited.

5.7    Exercise Period.

(a)Subject to Section 18.9, no Option granted under the Plan may be exercised more than ten years from the Grant Date.

(b)If the Fair Market Value exceeds the Option Price on the last day that an Option may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Option in a net exercise under Section 5.3(c) above without the requirement of any further action.

5.8    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

6.    Stock Appreciation Rights. The Committee may authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under the Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1    Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

6.2    Vesting. Any grant may specify (a) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (b) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable, and any grant may provide for the earlier exercise of such rights in the event of a termination of employment. Vesting may be further conditioned upon the attainment of Performance Goals established by the Committee.

6.3    Exercise Period. Subject to Section 18.9, no Stock Appreciation Right granted under the Plan may be exercised more than ten years from the Grant Date. If a Spread exists on the last day that a Stock Appreciation Right may be exercised under an Award Agreement, the affected Participant shall be deemed to have exercised the vested portion of such Stock Appreciation Right without the requirement of any further action.

6.4    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

6.5    Ownership Rights. During the period prior to exercise of a Stock Appreciation Right, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Stock Appreciation Right, including the right to vote such Shares or receive dividend equivalents.

7.    Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1    Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2    Consideration. To the extent permitted by Delaware law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3    Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a termination of employment.

7.4    Dividend, Voting and Other Ownership Rights. During the period for which a substantial risk of forfeiture is to continue, the Participant shall not have any right to transfer any rights under the subject Award but the Participant shall have voting and other ownership rights (except for any rights to a liquidating distribution). The Committee may on or after the Grant Date authorize the right to receive dividends on such Restricted Shares on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided that, unless set forth otherwise in an Award Agreement, no dividends will be paid at a time when the Restricted Shares remain subject to a substantial risk of forfeiture and such dividends will revert back to the Company if the applicable restrictions, limitations and conditions are not satisfied.

7.5    Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.

7.6    Award Agreement; Certificates. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8.    Restricted Stock Units. The Committee may authorize grants of Restricted Stock Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1    Restricted Period. Each grant shall provide that the Restricted Stock Units covered thereby shall be subject to a Restricted Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a termination of employment.

8.2    Dividend Equivalents and Other Ownership Rights. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award and shall not have any rights of ownership in the Shares underlying the Restricted Stock Units, including the right to vote such Shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such Shares in cash or securities (including securities of another issuer) on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided that no dividend equivalents will be paid at a time when the Restricted Period applies to such Restricted Stock Units and such dividend equivalents will revert back to the Company if the applicable restrictions, limitations and conditions are not satisfied.

8.3    Performance-Based Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Goals established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Share Awards.

8.4    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

9.    Performance Share Awards. The Committee shall determine whether and to whom Performance Share Awards shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion in accordance with the following provisions:

9.1    Number of Performance Share Awards. Each grant shall specify the number of Shares or share units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2    Performance Cycle. The Performance Cycle with respect to each Performance Share Award shall be determined by the Committee and set forth in the Award Agreement and may be subject to earlier termination in the event of a termination of employment.

9.3    Performance Goals. Each grant shall specify the Performance Goals that are to be achieved by the Participant and a formula for determining the amount of any payment to be made if the Performance Goals are achieved.

9.4    Payment of Performance Share Awards. Each grant shall specify the time and manner of payment of Performance Share Awards that shall have been earned.

9.5    Determination of Performance Goals. Following the completion of a Performance Cycle, the Committee shall meet to determine whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and determine the amount of the Performance Share Award earned for the Performance Cycle.

9.6    Adjustments. If the Committee determines after the Performance Goals have been established that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee shall have sole discretion to modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable. The Committee shall also have the right in its sole discretion to increase or decrease the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Cycle.

9.7    Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with the Plan.

10.    Other Equity Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.    Cash-Based Awards. The Committee may, in its sole discretion, grant Cash-Based Awards to Executive Officers and key employees in such amounts and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash- Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash- Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and shall be made in cash.

12.    Adjustments. The Committee shall make or provide for such adjustments in the (a) aggregate and per-person limitations specified in Section 3, (b) number of Shares covered by outstanding Awards, (c) Option Price or Base Price applicable to outstanding Options and Stock Appreciation Rights, and (d) kind of Shares available for grant and covered by outstanding Awards (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that would otherwise result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization, extraordinary cash dividend, or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. However, in the event that such transaction or event results in the distribution to the Company’s stockholders of securities of another issuer, the Committee may provide with respect to any Award that includes the right to dividend equivalents that, instead of an adjustment to that Award, that holder of such Award will receive the number of securities of the other issuer that they would have been entitled to if they held the Shares underlying their Award. In addition, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. In the case of Substitute Awards, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

13.    Change in Control.

13.1    General Rule. Except as otherwise expressly provided in an Award Agreement, if a Participant’s employment is terminated by the Company or any successor entity thereto without Cause, or by a Participant for Good Reason, in either case, on or within two years after a Change in Control, (i) each Award granted to such Participant prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable and (ii) any Shares deliverable pursuant to Restricted Stock Units will be delivered promptly (but no later than 15 days following such Participant’s termination of employment), except to the extent that payment of such Award must remain payable on the date(s) provided in the Award Agreement in order to comply with Section 409A. Except as otherwise expressly provided in an Award Agreement, in the event a Participant’s Awards are not assumed, substituted or replaced in connection with the Change in Control, such Participant’s then outstanding Awards shall immediately vest and shall be settled in cash, Shares or a combination thereof, as determined by the Committee (except to the extent that settlement of such Awards must remain payable on the date(s) provided in the underlying Award Agreement and provisions of the Plan in order to comply with Section 409A).

13.2    Deemed Achievement of Awards Subject to Performance Goals Upon a Change in Control. Except as otherwise expressly provided in an Award Agreement, as of the Change in Control date, any outstanding Awards subject to satisfying a Performance Goal or Goals shall be deemed earned at the actual performance level as of the date of the Change in Control with respect to all open Performance Cycles and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original Performance Cycle.

13.3    Change in Control shall mean the earliest to occur of the following events:

(a)Any holder acquires Beneficial Ownership of any securities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the "Voting Securities"), which, when added to the Voting Securities then Beneficially Owned by such holder, would result in such holder Beneficially Owning forty percent (40%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that for purposes of this paragraph (a), a holder shall not be deemed to have made an acquisition of Voting Securities if such holder: (i) acquires Voting Securities as a result of a stock split, stock dividend or other corporate restructuring in which all stockholders of the class of such Voting Securities are treated on a pro rata basis; (ii) acquires the Voting Securities directly from the Company; (iii) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of the acquisition of Voting Securities by the Company, which, by reducing the number of Voting Securities outstanding, increases the proportional number of Shares Beneficially Owned by such holder; (iv) is the Company or any corporation or other holder of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Controlled Entity"); or (e) acquires Voting Securities in connection with a "Non-Control Transaction" (as defined in subparagraphs (c)(i)(1)-(3) below); or

(b)The individuals who, as of [•], 2023 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Incumbent Board, provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)The consummation of a merger, share exchange, consolidation or reorganization involving the Company (a "Business Combination"), unless:
(1)the stockholders of the Company immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty-one percent (51%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from the Business Combination (the "Surviving Corporation"), and

(2)the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the board of directors of the relevant Surviving Corporation, and

(3)no holder (other than the Company, or any Controlled Entity, a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or any Person who, immediately prior to the Business Combination, had Beneficial Ownership of forty percent (40%) or more of the then outstanding Voting Securities) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a transaction described in these subparagraphs (c)(i)(1)-(3) shall be referred to as a "Non-Control Transaction");

(d)Stockholder approval of a complete liquidation or dissolution of the Company; or

(e)The consummation of a sale or other disposition of all or substantially all of the assets of the Company to any holder (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the then outstanding Voting Securities is Beneficially Owned by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (B) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company, immediately prior to such acquisition.

14.    Minimum Vesting. All Awards shall be subject to a minimum vesting schedule of at least twelve months following the date of grant of the Award, provided that vesting may accelerate in connection with death, retirement, a Change in Control or other involuntary termination of employment. Notwithstanding the foregoing, up to 5% of the Shares available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 14.

15.    Withholding.

15.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan prior to making any payments hereunder.

15.2    Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Shares and Restricted Stock Units, or upon the achievement of performance goals related to Performance Share Awards, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the maximum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.    Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of the Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under the Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.

17.    Authorization of Sub-Plans. The Committee may from time to time establish one or more sub- plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (a) such limitations as the Committee deems necessary or desirable, and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

18.    Amendments and Other Matters.

18.1    Plan Amendments. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan at any time. Notwithstanding the foregoing, no amendments shall be effective without approval of the Company’s stockholders if (a) stockholder approval of the amendment is then required pursuant to the Code, the rules of the primary stock exchange or stock market on which the Shares are then traded, applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under the Plan, or (b) such amendment would (i) modify Section 18.4, (ii) materially increase benefits accruing to Participants, (iii) increase the aggregate number of Shares issued or issuable under the Plan, (iv) increase any limitation set forth on the number of Shares which may be issued or the aggregate value of Awards or the per-person limits under Section 3 except as provided in Section 12, (v) modify the eligibility requirements for Participants in the Plan, or (vi) reduce the minimum Option Price and Base Price as set forth in Sections 5 and 6, respectively. Notwithstanding any other provision of the Plan to the contrary, except as provided in Section 18.8, no termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

18.2    Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. However, any Award deferrals which the Committee permits must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.3    Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Affiliate to the Participant, provided that any such grant must comply with the provisions of Section 22 and the requirements of Section 409A of the Code.

18.4    Repricing. The terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 12 above.

18.5    No Employment Rights. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Section 18.1, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

18.6    Tax Qualification. To the extent that any provision of the Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of the Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of the Plan.

18.7    Leave of Absence or Transfer. A transfer between the Company and any Affiliate or between Affiliates, or a leave of absence duly authorized by the Company, shall not be deemed to be a termination of employment. Periods of time while on a duly authorized leave of absence shall be disregarded for purposes of determining whether a Participant has satisfied a Restricted Period or Performance Cycle under an Award.

18.8    Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

18.9    Tolling. In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

18.10    No Duty to Inform Regarding Exercise Rights. Neither the Company, any Affiliate, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation right may be exercised or in which an Option may be exercised.

19.    Issuance of Shares; Fractional Shares.

19.1    Form for Issuing Shares; Legends. Shares may be issued on a certificated or uncertificated basis. Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

19.2    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completing any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.3    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares,

19.5    Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

20.    Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty- five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit shall be Wilmington, Delaware.

21.    Governing Law. The validity, construction and effect of the Plan and any Award hereunder will be determined in accordance with the State of Delaware except to the extent governed by applicable federal law.

22.    Compliance with Section 409A.

22.1    In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. For avoidance of doubt, stock options and Stock Appreciation Rights are intended to qualify for the stock rights exemptions from Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her transferees.

22.2    Elective Deferrals. No elective deferrals or re-deferrals other than in regard to Restricted Stock Units are permitted under the Plan.

22.3    Applicable Requirements. To the extent any of the Awards granted under the Plan are deemed “deferred compensation” and hence subject to Section 409A, the following rules shall apply to such Awards:
(a)Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then, except as provided under Treas. Reg. Section 1.409A-1(b)(4)(ii), on granting of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(b)Initial Deferral Elections. For Awards of RSUs where the Committee provides the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Section 409A and Treas. Reg. Section 1.409A-2.

(c)Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Section 409A to be re-deferred pursuant to Treas. Reg. Section 1.409A-2(b), then the following conditions must be met: (i) such election will not take effect until at least 12 months after the date on which it is made; (ii) in the case of an election not related to a payment on account of disability, death or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. Section 1.409A- 3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(d)Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. Section 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, or the occurrence of an unforeseeable emergency.

(e)Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(f)Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becoming disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. Section 1.409A-3(a)).

(g)Payments upon a Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent an Award subject to Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in the Plan to the contrary (provided such date is permissible under Section 409A) or (iii) the Participant’s death.

(h)Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Section 409A) shall be made on the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death.

(i)Installment Payments. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.

22.4    Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A, a Participant or eligible employee of a Subsidiary shall be considered employed by the Company’s controlled group (or by a member of a group of trades or businesses under common control with the Company, as applicable). Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1), then, solely for purposes of this Section 22.4, “at least 50 percent” in the definition of “Subsidiary” shall instead be “at least 20 percent”.

23.    Transferability.

23.1    Transfer Restrictions. Except as provided in Sections 23.2 and 23.3, no Award granted under the Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of the Plan shall render such Award null and void.

23.2    Limited Transfer Rights. The Committee may expressly provide in an Award Agreement that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a Family Member, a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 23.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 23.2.

23.3    Additional Restrictions on Transfer. Any Award made under the Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon exercise, vesting or settlement shall be subject to further restrictions upon transfer.

23.4    Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 23.4, any Award made under the Plan may be transferred as necessary to fulfill any domestic relations order as defined in Section 414(p)(1)(B) of the Code.

24.    Forfeiture and Recoupment. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award, including any payment of Shares received upon exercise or in satisfaction of an Award under the Plan shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions, without limit as to time. Such events shall include, but not be limited to, failure to accept the terms of the Award Agreement, termination of service under certain or all circumstances, violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its

Affiliates, including facts and circumstances discovered after termination of service. Awards granted under the Plan shall be subject to any compensation recovery policy or minimum stock holding period requirement as may be adopted or amended by the Company from time to time.

24.1    No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

25.    Effect of Disposition of Operating Unit. If the Company or any of its Affiliates diminishes or eliminates ownership interests in any operating unit of the Company or any of its Affiliates so that such operating unit ceases to be majority owned by the Company or any of its Affiliates then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 13.1 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and Affiliates and the terms and conditions of the Award Agreement and the other terms and conditions of the Plan shall control.

26.    Indemnification. Subject to requirements of applicable state law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27.    Non-exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

28.    Miscellaneous.

28.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

28.2    Submission of Jurisdiction; Waiver of Jury Trial. By accepting an Award, each Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan or any Award (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company will be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

28.3    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

28.4    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

28.5    Waiver of Claims. Each Participant of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the Participant consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

28.6    No Third-Party Beneficiaries. Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder.

28.7    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

28.8    Payment Following a Participant’s Death. Any remaining vested rights or benefits under the Plan upon a Participant’s death shall be paid or provided to the Participant’s legal spouse or, if no such spouse survives the Participant, to the Participant’s estate.

28.9    Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.